Exhibit 10.1

MEDLINE HOLDINGS, LP

A Delaware Limited Partnership

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of December 16, 2025

THE LIMITED PARTNERSHIP UNITS EVIDENCED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED PARTNERSHIP UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. PURCHASERS OF LIMITED PARTNERSHIP UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

MEDLINE HOLDINGS, LP

A Delaware Limited Partnership

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Medline Holdings, LP (the “Partnership”), dated and effective as of December 16, 2025 (the “Effective Date”), is adopted by, and executed and agreed to, for good and valuable consideration, by and among Medline Inc., a Delaware corporation, as General Partner (as defined below), the Family Limited Partner (as defined below), the Blackstone Limited Partner (as defined below), the Carlyle Limited Partner (as defined below), the H&F Limited Partner (as defined below), and the Management Aggregator (as defined below), and each other Person who becomes a Partner in accordance with the terms of this Agreement.

BACKGROUND

1. On September 2, 2021, the Partnership was formed as a limited partnership under the Act by the filing of the certificate of limited partnership of the Partnership under the name Mozart Holdings, LP (the “Original Certificate of Limited Partnership”) with the office of the Secretary of State of Delaware and the execution of the Limited Partnership Agreement of the Partnership, dated as of September 2, 2021 (the “Original Agreement”).

2. On October 21, 2021, the Original Agreement was amended and restated (as subsequently amended on May 23, 2022 and December 6, 2024, the “Prior Agreement”).

3. On December 5, 2024, the Partnership filed a certificate of amendment to the Original Certificate of Limited Partnership (as amended from time to time, the “Certificate of Limited Partnership”) with the office of the Secretary of State of Delaware and changed its name from Mozart Holdings, LP to Medline Holdings, LP.

4. The Partnership and/or its Affiliates, including the General Partner, are undertaking certain Offering Transactions and Reorganization Transactions in connection with the initial underwritten public offering of shares of Class A common stock of the General Partner (the “IPO”), including, prior to the effectiveness of this Agreement, the Transfer by Medline Holdings GP, LLC, a Delaware limited liability company, the prior general partner of the Partnership (the “Prior General Partner”) of its general partner interest in the Partnership to Medline Inc., a Delaware corporation, and the admission of Medline Inc. as the General Partner of the Partnership.

5. Pursuant to Section 2.10(a)(vi) and (x) of the Prior Agreement, the Prior General Partner was permitted to form a parent holding company that would be treated as a corporation for U.S. federal income tax purposes and whose primary asset would consist of interests in the Partnership, which parent holding company would be the IPO Corporation (as defined in the Prior Agreement) and would control the Partnership following a Public Offering (as defined in the Prior Agreement), and take such other steps as the Prior General Partner reasonably deemed necessary or advisable, including by amending the Prior Agreement, to create a suitable vehicle for a Public Offering (as defined in the Prior Agreement).

6. Pursuant to Section 5.4(d) of the Prior Agreement, the Prior General Partner was permitted, with the prior written consent of each Lead Investor (as defined in the Prior Agreement), the GIC Member (as defined in the Prior Agreement) and the PF Member (as defined in the Prior Agreement), to designate any Person to be the Substitute Partner (as defined in the Prior Agreement) of the Prior General Partner, and, following the receipt of such consent and upon such designation, such Person would automatically be appointed and admitted as the General Partner of the Partnership.

7. The Prior General Partner and Affiliates thereof caused the formation of the General Partner in order to control the Partnership following the IPO and in connection therewith, the Prior General Partner Transferred all of its Partnership Interest to the General Partner.

8. Pursuant to and in accordance with Section 5.4(d) of the Prior Agreement, Medline Inc. was designated to be the Substitute Partner of the Prior General Partner and, by the execution and delivery of the Master Reorganization Agreement (as defined herein), was admitted to the Partnership as General Partner, and, simultaneously with such admission, the Prior General Partner ceased to be a general partner of the Partnership and the Partnership was continued without dissolution.

9. Each of the General Partner and each other Person identified as a Partner on the Unit Register as of the date hereof, which together constitute all of the Partners of the Partnership, hereby desires to amend and restate the Prior Agreement, including to give effect to certain Offering Transactions and Reorganization Transactions undertaken in connection with the IPO.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Revised Uniform Limited Partnership Act, Title 6, Delaware Code, §§ 17-101, et seq., as it may be amended from time to time.

“Actual Tax Amount” means, for any taxable year, an amount equal to the excess of (I) the product of (A) the net taxable income allocable to such Partner for such taxable year less cumulative net taxable losses from prior taxable years, determined at the level of the Partnership (excluding any such losses that were allocated to Persons that have ceased to be Partners of the Partnership) to the extent such prior losses are permitted to be carried forward and subject to any limitations on the use of such carried forward amounts, are of a character that would permit such losses to be deducted against the income of such period and have not been taken into account in a prior tax year pursuant to this clause (A), and (B) the Assumed Income Tax Rate, over (II) any distributions (other than Tax Distributions) previously made to such Partner pursuant to Section 4.5 or Section 5.2 with respect to the taxable year (in respect of such Partner’s Common Units or Incentive Units, as applicable). In computing taxable income or loss for purposes of this definition, (i) items of income, gain, loss and deduction will be determined at the level of the Partnership without regard to any Partner level (or such Partners’ direct or indirect owners) tax considerations (for the avoidance of doubt, separately stated items shall be included in a Partner’s allocable share of taxable income, provided that, any Section 163(j) calculations shall take into account partner level adjustments pursuant to Section 743 of the Code if the law currently in effect on the date of the applicable Tax Distribution provides Section 163(j) applies at the partner level and takes into account partner level Section 743 adjustments, and any potential deductions pursuant to Section 199A of the Code and any interest deduction limitation carryover under Section 163(j) of the Code shall be ignored) and (ii) items of income, gain, loss and deduction shall be determined (x) without taking into account adjustments pursuant to Section 743(b) of the Code or any allocations under Section 704(c) of the Code and the Treasury Regulations thereunder and (y) taking into account any adjustments under Section 734(b) of the Code. Notwithstanding the foregoing, each Tax Distribution made pursuant to Section 4.5(d) shall be made pro rata among all Common Units (including any Common Unit or portion thereof received in exchange for any Incentive Unit) and shall be determined with respect to each Common Unit by calculating the product of (A) the quotient of (I) the Actual Tax Amount (determined in accordance with this definition, without regard to this sentence) of a Partner holding Common Units receiving the greatest proportionate allocation of net taxable income in respect of its Common Units (including, in the case of a quarterly Tax Distribution, estimated net taxable income) for such taxable year (such Partner, the “Highest Tax Partner”) divided by (II) the number of Common Units of the Highest Tax Partner multiped by (B) the number of Common Units of the applicable Partner holding Common Units. For the purposes of any Tax Distribution made pursuant to Section 4.5(d), the Actual Tax Amount shall be determined in accordance with this definition.

“Additional Partner” means any Person that has been admitted to the Partnership as a Partner following the date hereof pursuant to Section 5.3 by virtue of having received Partnership Interests from the Partnership and not from any other Partner or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(ii) increase such deficit by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such specified Person; provided, however, that notwithstanding the foregoing, an Affiliate of a Person shall not include (x) any Portfolio Companies of such Person or (y) any Portfolio Companies of such Person’s Affiliates. For the avoidance of doubt, (a) neither the Partnership or any of its Subsidiaries nor Management Aggregator nor the General Partner shall be deemed to be Affiliates of (i) the Blackstone Limited Partner or its Affiliates or Portfolio Companies, (ii) the Carlyle Limited Partner or its Affiliates or Portfolio Companies, (iii) the H&F Limited Partner or its Affiliates or Portfolio Companies, or (iv) the Family Limited Partner or its Affiliates, and (b) no Limited Partner shall be deemed to be an Affiliate of any other Limited Partner solely by virtue of such Limited Partners being limited partners of the Partnership; provided, further, that the Partnership, the General Partner and each of the Partnership’s Subsidiaries shall be deemed Affiliates of each other.

“Affiliated Institution” means, with respect to any Covered Person, any investment fund, institutional investor or other financial intermediary with which such Covered Person is affiliated or of which such Covered Person is a member, partner or employee.

“Affiliated Persons” has the meaning set forth in Section 3.8(c).

“Agreement” has the meaning set forth in the preamble.

“Assignee” means any transferee to which a Partner or another Assignee has transferred its interest in the Partnership in accordance with ARTICLE V.

“Assumed Income Tax Rate” means, with respect to ordinary income, thirty-six per cent (36%) and with respect to capital gains or qualified dividend income, thirty percent (30%), in each case, for U.S. federal income tax purposes; provided, that the Assumed Income Tax Rate may be adjusted by the General Partner in a manner reasonably expected by the General Partner to enable the Partners’ and their beneficial owners to satisfy their income tax obligations in respect of taxable income allocated to them by the Company consistent with the Partners’ ability to satisfy their income tax obligations prior to the event(s) causing the adjustment.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its sole discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Bankruptcy” means, with respect to a Partner, (a) the Partner’s general assignment for the benefit of creditors, (b) the filing of a petition or answer seeking for the Partner any reorganization, arrangement, composition, readjustment, receivership, liquidation, dissolution, protection or similar relief in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding or (c) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

“Blackstone Aggregator” means BCP Mozart Aggregator L.P.

“Blackstone Limited Partner” means the Blackstone Aggregator or a Subsequent Transferee of the Blackstone Aggregator solely to the extent such Person holds any Units (unless the Blackstone Limited Partner notifies the General Partner prior to any Transfer that such Subsequent Transferee shall not be a Blackstone Limited Partner, in which case such Subsequent Transferee shall not have any of the rights of a Lead Investor Permitted Transferee of the Blackstone Limited Partner) and any Affiliate of a Blackstone Limited Partner who becomes a Limited Partner in accordance with the provisions of this Agreement, each in its capacity as a limited partner of the Partnership; provided that, for the avoidance of doubt, none of Medline Inc., its subsidiaries or their respective successors or assigns shall be treated as a “Blackstone Limited Partner.” In the event that the Blackstone Limited Partner refers to multiple Persons, any action required to be taken by the Blackstone Limited Partner shall require the approval of either (i) the Blackstone Majority Holders or (ii) the Person appointed in writing by the Blackstone Majority Holders to take such actions.

“Blackstone Majority Holders” means the Person or Persons holding a majority of the Common Units held by Blackstone Limited Partners.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be added such Partner’s Capital Contributions, such Partner’s share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Section 4.4(c) hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) To each Partner’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.4(c) hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

(f) Notwithstanding anything to the contrary, in determining the Capital Accounts of the Partners, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it reasonably deems relevant for this purpose.

“Capital Contribution” means, with respect to any Partner, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Partnership by such Partner.

“Carlyle Aggregator” means CP Circle Holdings, L.P.

“Carlyle Limited Partner” means the Carlyle Aggregator or a Subsequent Transferee of the Carlyle Aggregator solely to the extent such Person holds any Units (unless the Carlyle Limited Partner notifies the General Partner prior to any Transfer that such Subsequent Transferee shall not be a Carlyle Limited Partner, in which case such Subsequent Transferee shall not have any of the rights of a Lead Investor Permitted Transferee of the Carlyle Limited Partner) and any Affiliate of a Carlyle Limited Partner who becomes a Limited Partner in accordance with the provisions of this Agreement, each in its capacity as a limited partner of the Partnership; provided that, for the avoidance of doubt, none of Medline Inc., its subsidiaries or their respective successors or assigns shall be treated as a “Carlyle Limited Partner.” In the event that the Carlyle Limited Partner refers to multiple Persons, any action required to be taken by the Carlyle Limited Partner shall require the approval of either (i) the Carlyle Majority Holders or (ii) the Person appointed in writing by the Carlyle Majority Holders to take such actions.

“Carlyle Majority Holders” means the Person or Persons holding a majority of the Common Units held by Carlyle Limited Partners.

“Catch-Up Class B Units” means the partnership interests of the Partnership designated as “Catch-Up Class B Units” under the Prior Agreement and having the rights, preferences and privileges set forth in the Prior Agreement.

“Certificate of Limited Partnership” has the meaning set forth in the preamble.

“Claims and Expenses” has the meaning set forth in Section 7.4.

“Class A Common Stock” means the Class A common stock of the General Partner.

“Class B Common Stock” means the Class B common stock of the General Partner.

“Class A Units” means the partnership interests of the Partnership designated as “Class A Units” under the Prior Agreement and having the rights, preferences and privileges set forth in the Prior Agreement.

“Class B Units” means the partnership interests of the Partnership designated as “Class B Units” under the Prior Agreement and having the rights, preferences and privileges set forth in the Prior Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Units” means the partnership interests of the Partnership designated as “Common Units” and having the rights, preferences and privileges set forth in, and subject to, this Agreement.

“Control” when used with reference to any Person means the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Covenantors” means Charles N. Mills, Andrew J. Mills and James D. Abrams.

“Corporate Opportunity” has the meaning set forth in Section 3.8(c).

“Covered Person” means (a) each Officer, the General Partner (including any former, additional or substitute General Partner), and each officer and director of the General Partner (including of any former, additional or substitute General Partner), (b) the Designated Individual and the Partnership Representative (as applicable), in each case solely in their or its capacity as such and each such Person’s successors, heirs, estate or legal representatives; (c) any Person that is required to be indemnified by the General Partner under the Delaware General Corporation Law, pursuant to and in accordance with the certificate of incorporation and/or the bylaws of the General Partner as in effect from time to time, or pursuant to and in accordance with any indemnification agreement whereby the General Partner agrees to indemnify such Person in such Person’s capacity as a director, officer or employee of the General Partner; (d) any officer or director of the General Partner or any former, additional or substitute General Partner who is or was serving at the request of the General Partner or any additional or substitute General Partner as an officer, director, employee, member, manager, partner, partnership representative, designated individual, agent, fiduciary or trustee of another Person, provided, that a Person shall not be a Covered Person under this clause (d) by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; (e) any other Person the General Partner in its sole discretion designates as a “Covered Person” for purposes of this Agreement ; (f) each Lead Investor, Sponsor Affiliated Person and Family Affiliated Person and; (g) any Person of which a Lead Investor, the General Partner, an Affiliated Person of a Lead Investor or an Affiliated Person of the General Partner (other than a shareholder of the General Partner and its Affiliates) is an officer, director, manager, shareholder, partner, member, employee, representative or agent because such Person owes a fiduciary or other duty to the General Partner, the Partnership or the Subsidiaries of the Partnership or because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the General Partner’s, the Partnership’s or their Subsidiaries’ business and affairs; and (h) any Person who is an Affiliate, officer, director, manager, shareholder, partner, member, employee, representative or agent of any of the foregoing in clauses (b), (c), (d), (e), (f) and (g) whether or not such Person continues to have the applicable status referred to in such clauses.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Designated Individual” has the meaning set forth in Section 6.3(c).

“Disabling Conduct” means, in respect of any Person, an act or omission (a) that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful or (b) that constitutes intentional fraud or bad faith by such Person.

“Dissolution” means, with respect to a Partner that is not a natural person, (a) the filing of a certificate of dissolution (or equivalent document in such Partner’s jurisdiction of organization) on such Partner’s behalf, (b) such Partner’s administrative dissolution, unless such Partner’s legal existence is reinstated within the time period prescribed by applicable law, or (c) any other event that initiates such Partner’s winding up under applicable law.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Incentive Plan” means the Medline Inc. 2025 Omnibus Incentive Plan, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among, inter alios, the General Partner, the Limited Partners party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Common Units for shares of Class A Common Stock of the General Partner pursuant to, and in accordance with, the Exchange Agreement or, if the General Partner and the exchanging Partner shall mutually agree, a Transfer of Common Units to the General Partner, the Partnership or any of their Subsidiaries for shares of Class A Common Stock of the General Partner or other consideration otherwise than pursuant to, and in accordance with, the Exchange Agreement.

“Family Aggregator” means Mozart HoldCo, Inc.

“Family Limited Partner” means the Family Aggregator, the Other Family Limited Partners or a Subsequent Transferee of the Family Aggregator or any Other Family Limited Partner solely to the extent such Person holds any Units (unless (a) the Family Limited Partner notifies the General Partner prior to any Transfer that such Subsequent Transferee shall not be a Family Limited Partner or (b) such Subsequent Transferee is (x) a charitable organization organized under Section 501(c)(3) of the Code (“Charitable Organizations”) and (y) not under the control of one or more Family Limited Partner(s) or its Affiliates, in which case of clause (a) or (b), such Subsequent Transferee shall not have any of the rights of a Lead Investor Permitted Transferee of the Family Limited Partner) and any Affiliate of a Family Limited Partner who becomes a Limited Partner in accordance with the provisions of this Agreement, each in its capacity as a limited partner of the Partnership; provided that, for the avoidance of doubt, none of Medline Inc., its subsidiaries or their respective successors or assigns shall be treated as a “Family Limited Partner.” For the avoidance of doubt, ownership by any Charitable Organization in a Family Limited Partner shall not cause such Family Limited Partner to lose its status as a Family Limited Partner. In the event that the Family Limited Partner refers to multiple Persons, any action required to be taken by the Family Limited Partner shall require the approval of either (i) the Family Majority Holders or (ii) the Person appointed in writing by the Family Majority Holders to take such actions.

“Family Majority Holders” means the Person or Persons holding a majority of the Common Units held by Family Limited Partners.

“General Partner” has the meaning set forth in Section 2.9.

“General Partner Affiliated Persons” has the meaning set forth in Section 3.8(c).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the contributing Partner and the Partnership.

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the issuance by the Partnership of interests in the Partnership (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iv) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v) such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market values of such asset on the date of distribution, as reasonably determined by the General Partner.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition of Gross Asset Value, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“H&F Fund Aggregator” means Mend Investment Holdings I, L.P.

“H&F Limited Partner” means the H&F Fund Aggregator or a Subsequent Transferee of the H&F Fund Aggregator solely to the extent such Person holds any Units (unless the H&F Limited Partner notifies the General Partner prior to any Transfer that such Subsequent Transferee shall not be a H&F Limited Partner, in which case such Subsequent Transferee shall not have any of the rights of a Lead Investor Permitted Transferee of the H&F Limited Partner) and any Affiliate of a H&F Limited Partner who becomes a Limited Partner in accordance with the provisions of this Agreement, each in its capacity as a limited partner of the Partnership; provided that, for the avoidance of doubt, none of Medline Inc., its subsidiaries or their respective successors or assigns shall be treated as a “H&F Limited Partner.” In the event that the H&F Limited Partner refers to multiple Persons, any action required to be taken by the H&F Limited Partner shall require the approval of either (i) the H&F Majority Holders or (ii) the Person appointed in writing by the H&F Majority Holders to take such actions.

“H&F Majority Holders” means the Person or Persons holding a majority of the Common Units held by H&F Limited Partners.

“Incentive Unit Award Agreement” means an Incentive Unit Award Agreement or Incentive Unit Subscription Agreement, as applicable, between the Partnership and one or more Management Limited Partners, in a form approved by the General Partner, as it may be amended or supplemented from time to time.

“Incentive Unit Exchange” has the meaning set forth in Section 5.4(g).

“Incentive Unit Exchange Rate” means, at any time, the quotient of (a) the excess of (x) the Per Common Unit Equity Value on the date of the Incentive Unit Exchange over (y) the sum of the Participation Threshold applicable to such Incentive Unit and the amount of any Tax Distributions made in respect of the applicable Incentive Unit after the date of the IPO and prior to it becoming a Participating Incentive Unit, divided by (b) the Per Common Unit Equity Value on the date of the Incentive Unit Exchange; provided that if the number determining by the foregoing calculation is a negative number, the Incentive Unit Exchange Rate shall be deemed to be zero (0).

“Incentive Units” means the partnership interests of the Partnership designated as “Incentive Units” and having the rights, preferences and privileges set forth in, and subject to, this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“IPO” has the meaning set forth in the preamble.

“IPO Common Unit Issuance” means the issuance of Common Units undertaken in connection with the IPO.

“Lead Investors” means the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner and the H&F Limited Partner.

“Lead Investor Exempt Transfer” means, with respect to a Lead Investor, a Transfer of Partnership Securities (a) to the Partnership or a Subsidiary of the Partnership in accordance with this Agreement; (b) solely to or among Lead Investor Permitted Transferees; or (c) incidental to the exercise, conversion or exchange of such Partnership Securities in accordance with their terms, any combination of such Partnership Securities (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger, consolidation or conversion involving, the Partnership.

“Lead Investor Permitted Transferee” means, with respect to a Lead Investor, (a) (x) any Affiliate of such Partner or (y) any investment fund, vehicle or similar entity (1) of which such Partner or an Affiliate of such Partner serves as the general partner, manager or advisor and (2) in which such Partner or an Affiliate retains sole voting and dispositive power (provided, that any series of transactions that results in a Transfer to a “Lead Investor Permitted Transferee” shall be deemed a Transfer to a “Lead Investor Permitted Transferee,” including direct or indirect Transfers by a Partner to and among the members or partners of such Partner and the members, partners, securityholders and employees of such members or partners in connection with a series of transactions that results in a Transfer to a “Lead Investor Permitted Transferee”) (but excluding, for the avoidance of any doubt, any Portfolio Company of the foregoing), (b) any successor entity of such Partner and (c) with respect to the Family Limited Partner and its Affiliates, (x) the members, partners or securityholders of the Family Limited Partner or such Affiliates and (y) the Related Persons of the members, partners or securityholders of the Family Limited Partner; provided, that, no “benefit plan investor” within the meaning of Section 3(42) of ERISA may be a transferee with respect to a Lead Investor Exempt Transfer.

“Limited Partner” means each Person admitted as a limited partner of the Partnership, which limited partner shall be listed in the Unit Register, and shall include its successors and permitted assigns to the extent admitted to the Partnership as a limited partner in accordance with the terms hereof, in their capacities as limited partners of the Partnership, and shall exclude any Person that ceases to be a Partner in accordance with the terms hereof. For the avoidance of doubt, all partnership interests in the Partnership owned by the General Partner shall be general partner interests in the Partnership and not limited partner interests, and the General Partner shall not be a limited partner of the Partnership.

“Management Aggregator” means Medline Management Aggregator LLC.

“Management Limited Partner” means the holders of Common Units or Incentive Units under this Agreement who provide or provided services to the Partnership or its Affiliates.

“Master Reorganization Agreement” means that certain Master Reorganization Agreement, dated as of December 16, 2025 by and among Medline Inc., the Partnership and the other parties thereto.

“Medline Industries” means Medline Industries, LP and any of its successors.

“Net Income” or “Net Loss” means for each year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such fiscal year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year;

(f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 4.4(c) hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.4(c) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Noncompete Agreements” means that certain (a) Confidentiality and Noncompete Agreement, dated as of October 21, 2021, by and among the Partnership and Charles N. Mills, (b) Confidentiality and Noncompete Agreement, dated as of October 21, 2021, by and among the Partnership and Andrew J. Mills and (c) Confidentiality and Noncompete Agreement, dated as of October 21, 2021, by and among the Partnership and James D. Abrams.

“Offering Transactions” has the meaning set forth in the Registration Statement.

“Officer” means each Person designated as an officer of the Partnership pursuant to Section 3.4, subject to such Section 3.4 and any resolution of the General Partner appointing such Person as an officer or relating to such appointment.

“Original Agreement” has the meaning set forth in the preamble above.

“Original Certificate of Limited Partnership” has the meaning set forth in the preamble.

“Other Family Limited Partners” means Charles N. Mills Gift Trust, Baker Family Endowment Trust, Barnett Generations Trust, AJM 2018 Generations Trust and Trust K under the WDA 2018 Trust Agreement.

“Other Partner” means any Partner that is not the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner or the H&F Limited Partner.

“Participating Incentive Unit” means an Incentive Unit that is a Vested Unit and for which the Participation Threshold is zero (0).

“Participation Threshold” with respect to an Incentive Unit, is equal to the amount determined by the General Partner (as adjusted for any changes to the capital structure of the Partnership from time to time) and communicated to the holder of such Incentive Unit and reflected in the books and records of the Partnership. Each Incentive Unit’s Participation Threshold shall be adjusted after the grant of such Incentive Unit as follows:

(a) In the event of any distribution pursuant to Section 4.5 or pursuant to Section 4.5 of the Prior Agreement, the Participation Threshold of each Incentive Unit outstanding at the time of such distribution shall be reduced (but not below zero (0)) by the amount distributable to the holder of a single Common Unit in connection with such distribution; and

(b) If the Partnership at any time subdivides (by any Unit split, Unit distribution or otherwise) its outstanding Units into a greater number of Units, the Participation Threshold of each Incentive Unit in effect immediately prior to such subdivision shall be proportionately reduced, and if the Partnership at any time combines (by reverse Unit split or otherwise) its outstanding Units into a smaller number of Units, the Participation Threshold of each Incentive Unit in effect immediately prior to such combination shall be proportionately increased.

“Partner” means (i) the General Partner, (ii) the Family Limited Partner, (iii) the Blackstone Limited Partner, (iv) the Carlyle Limited Partner, (v) the H&F Limited Partners, (vi) the Management Aggregator and (vii) each other Person who is hereafter admitted to the Partnership as a Substitute Partner or Additional Partner in accordance with the terms of this Agreement and the Act. The General Partner shall constitute the “general partner” (as that term is defined in the Act) of the Partnership, and each of the Limited Partners shall constitute a “limited partner” (as that term is defined in the Act) of the Partnership. Notwithstanding any provision of this Agreement to the contrary, but subject to any specific approval rights of a Limited Partner or group of Limited Partners expressly set forth herein, the Limited Partners shall constitute a single class or group of limited partners of the Partnership for voting and related purposes of the Act and this Agreement.

“Partner Minimum Gain” means an amount with respect to each Partner Nonrecourse Debt equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning assigned to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deduction” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the preamble.

“Partnership Interest” means the entire partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. Partnership Interests shall be expressed as a number and type of Units.

“Partnership Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 6.3(c).

“Partnership Securities” means, (a) any Units and (b) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) in connection with any combination of such Securities, recapitalization, merger, consolidation or other reorganization, or by way of a split, dividend or other distribution in respect of such Securities.

“Per Common Unit Equity Value” means, as of any particular time, the amount to which each holder of a Common Unit would be entitled in respect of such Common Unit if the aggregate equity value of the Company as of such time (as reasonably determined by the General Partner based on the volume weighted average price per share of the Class A Common Stock on the Trading Day prior to the date of an Incentive Unit Exchange) were distributed to the Partners in accordance with Section 4.5 (assuming for these purposes that all Incentive Units are Vested Units).

“Permitted Pledge” means any pledge, hypothecation or grant of security over Units by a Lead Investor or any Affiliate thereof with respect to all or any portion of its Units (or any beneficial interest therein) to or in favor of any bank or financial institution as collateral for (i) any loan, advance, extension of credit or (ii) any derivative transaction referencing the Class A Common Stock (including, without limitation, any transaction which transfers some or all of the economic risk of ownership of Class A Common Stock, including any forward contract, equity swap, put or call, put or call equivalent position, collar, sale of exchangeable security or any similar transaction), in the case of each of clause (i) and (ii), other than a total return swap or other transaction or instrument which is deemed to transfer some or all of the beneficial ownership of any Units for U.S. federal income tax purposes.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, or any other legal entity.

“Portfolio Companies” means portfolio companies (not including the Partnership or any of its Subsidiaries) in which such Person or such Person’s investment funds have made a debt or equity investment (and vice versa).

“Prior Agreement” has the meaning set forth in the preamble.

“Prior General Partner” has the meaning set forth in the preamble.

“Reclassification” has the meaning set forth in Section 2.9(a).

“Registration Statement” means the Registration Statement on Form S-1 filed with the SEC (File No. 333-291112) as it has been or as it may be amended or supplemented from time to time, filed by the General Partner with the Securities and Exchange Commission under the Securities Act to register the offering and sale of Class A Common Stock of the General Partner in the IPO.

“Regulations” or “Treasury Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.4(c).

“Related Persons” means, with respect to any natural person or a trust for the benefit of one or more natural persons, (i) such natural person’s immediate family (whether natural or adopted) or any beneficiary of such trust (each, a “Beneficiary”), as applicable, including parents, siblings, spouse and children, and any trust, custodianship, partnership, limited liability company or similar vehicle which primary beneficiary is such natural person or Beneficiary, as applicable, or one or more members of such immediate family and/or such natural person’s or Beneficiary’s, as applicable, lineal descendants and (ii) the legal representative or guardian of such natural person or Beneficiary’s, as applicable, or of any such immediate family member or of such natural person’s or Beneficiary’s, as applicable, or family member’s estate in the event such natural person, Beneficiary or any such immediate family member becomes incapacitated or dies.

“Reorganization Transactions” has the meaning set forth in the Registration Statement.

“Reverse Unit Split” has the meaning set forth in Section 2.9(b).

“Rule 144 Sale” means a sale of Securities to the public pursuant to the provisions of Rule 144 adopted under the Securities Act (or any successor rule or regulation).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means capital stock, partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Services Agreement” has the meaning set forth in Section 3.8(d).

“Similar Law” means any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Partner by virtue of its Partnership Interest and thereby subject the Partner and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Sponsor Affiliated Persons” has the meaning set forth in Section 3.8(c).

“Spousal Consent” means the Spousal Consent in the form attached hereto as Exhibit A.

“Subsequent Transferees” means, with respect to any Partner, each Person that becomes a Substitute Partner of the Partnership by virtue of such Person’s receiving all or a portion of its Partnership Interest from such Partner or from such Partner’s Subsequent Transferees, in each case, in accordance with this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock or equivalent ownership interests entitled to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Partner” means any Person that has been admitted to the Partnership as a Partner pursuant to Section 5.3 by virtue of such Person’s receiving all or a portion of a Partnership Interest from a Partner or its Assignee and not from the Partnership.

“Tax Distribution” has the meaning set forth in Section 4.5(d).

“Tax Partner” means (A) a “partner” within the meaning of Section 7701(a)(2) of the Code of the Blackstone Limited Partner, the Carlyle Limited Partner or the H&F Limited Partner; or (B) in respect of any other Partner, a “partner” within the meaning of Section 7701(a)(2) of the Code with respect to the Partnership; provided that, any Person in respect of clauses (A) or (B) (or any direct or indirect beneficial owner thereof) that is disregarded as a “partner” within the meaning of Section 7701(a)(2) of the Code pursuant to Treasury Regulation Section 1.7704-1(h)(3) shall be disregarded for purposes of determining the number of Tax Partners with respect to the applicable Lead Investor under Section 5.4(a)(i).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among, inter alios, the General Partner and the other Persons from time to time party thereto, as amended from time to time.

“Trading Day” means a day on which shares of the Class A Common Stock (i) are not suspended from trading at the close of business on the Nasdaq Global Select Market or such other national securities exchange where the Class A Common Stock has been listed or admitted for trading or any successor to any such exchange and (ii) have traded at least once on the Nasdaq Global Select Market or such other national securities exchange where the Class A Common Stock has been listed or admitted for trading or any successor to any such exchange. If the Class A Common Stock is not listed or admitted for trading on the Nasdaq Global Select Market or another national securities exchange, or any successor to any of the foregoing, “Trading Day” means a Business Day.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any Security, the gift, sale, assignment, transfer, pledge or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of such Security or any interest therein. The terms “Transferee” and “Transferor” shall have meanings correlative to the foregoing.

“Unit Register” has the meaning set forth in Section 2.3.

“Units” means a fractional share of the Partnership Interests of all Partners. The number of Units outstanding, the classes of Units and the holders thereof are set forth on the Unit Register, as such Unit Register may be amended from time to time pursuant hereto. With respect to any particular class of Units, such class of Units shall be deemed to include any equity Securities received in connection with any combination of such Units, recapitalization, merger, consolidation, or other reorganization, or by way of split, dividend or other distribution in respect of such class of Units. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Common Units, Incentive Units and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement. As of the date hereof, the only classes of Units for purposes of this Agreement are the Common Units and the Incentive Units.

“Unvested Unit” means any Units that have not vested as of the date of determination pursuant to the terms of the applicable Incentive Unit Award Agreement.

“Vested Unit” means any Units that have vested as of the date of determination pursuant to the terms of the applicable Incentive Unit Award Agreement.

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All the terms herein that relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles from time to time in effect. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified. The words “hereof” and “herein” and similar terms shall relate to this Agreement. The word “or” shall be disjunctive but not exclusive.

ARTICLE II

GENERAL PROVISIONS

Section 2.1. Formation; Continuation. The Partnership has been organized as a Delaware limited partnership by the execution and filing of the Original Certificate of Limited Partnership under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Persons listed on the Unit Register as limited partners of the Partnership as of the date hereof shall be admitted to the Partnership, or shall continue, as applicable, as Limited Partners upon their execution of this Agreement.

Section 2.2. Name. The name of the Partnership is “Medline Holdings, LP” and all Partnership business shall be conducted in that name or in such other names that comply with applicable law as the General Partner may select from time to time.

Section 2.3. Partners. The name and address of each Partner shall be kept with the unit register filed with the Partnership’s records (“Unit Register”). The General Partner or an Officer of the Partnership may revise the Unit Register from time to time to reflect the admission or withdrawal of a Partner, the designation of any Partner as a Family Limited Partner, Blackstone Limited Partner, Carlyle Limited Partner, H&F Limited Partner or other Limited Partner, the making of additional Capital Contributions, the Transfer of Units pursuant to Section 5.4 or other modifications to the information set forth therein, in each case in accordance with the terms of this Agreement.

Section 2.4. Term. The term of the Partnership commenced on the date the Original Certificate of Limited Partnership was filed with the office of the Secretary of State of the State of Delaware and the Partnership shall continue in existence indefinitely until dissolved as determined under Section 5.2 and subsequently terminated.

Section 2.5. Purpose; Powers. (a) The nature of the business or purposes to be conducted or promoted by the Partnership is to engage in any lawful act or activity for which limited partnerships may be organized under the Act. The Partnership may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

(b) In furtherance of its purposes stated in Section 2.5(a), the Partnership shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, including the following:

(i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited partnership by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Partnership;

(ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Partnership;

(iii) to enter into, perform and carry out contracts of any kind, including contracts with any Partner, any Affiliate or Portfolio Company thereof, or any agent of the Partnership necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Partnership;

(iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or Persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(v) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(vii) to appoint employees and agents of the Partnership and define their duties and fix their compensation;

(viii) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(ix) to cease its activities and cancel its Certificate of Limited Partnership;

(x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Partnership;

(xi) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Partnership or any of its Subsidiaries or otherwise), and to secure the same by a mortgage, pledge or other lien on the assets of the Partnership;

(xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold such proceeds against the payment of contingent liabilities; and

(xiii) to make, execute, acknowledge and file any and all documents or instruments, or to take such other action, necessary, convenient or incidental to the accomplishment of the purpose of the Partnership.

(c) General Partner. Subject to the provisions of this Agreement, (i) the Partnership may, with the approval of the General Partner, enter into and perform any and all documents, agreements and instruments contemplated by this Agreement, all without any further act, vote or approval of any Limited Partner, and (ii) the General Partner may authorize any Person (including any Officer) to enter into and perform any document on behalf of the Partnership.

Section 2.6. Foreign Qualification. The Partnership shall be qualified or registered under foreign limited partnership statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business to the extent, in the judgment of the General Partner, such qualification or registration is necessary or advisable in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business. Each Officer shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments and/or restatements thereof) necessary to permit the Partnership to conduct business as a limited partnership in each jurisdiction where the Partnership elects to do business. At the request of the General Partner or any Officer, each Partner shall execute and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, register, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may reasonably be expected to conduct business.

Section 2.7. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the Certificate of Limited Partnership. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the Certificate of Limited Partnership. The principal office of the Partnership shall be at Three Lakes Drive, Northfield, Illinois 60093 or at such place as the General Partner may designate from time to time, which need not be in the State of Delaware, and the Partnership shall maintain records there. The Partnership may have such other offices as the General Partner may designate from time to time.

Section 2.8. Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Prior Agreement.

Section 2.9. Classes. (a) As of the effective time designated in the Master Reorganization Agreement, the outstanding Class A Units and Catch-Up Class B Units are hereby reclassified into and shall constitute Common Units, and the outstanding Class B Units are hereby reclassified into and shall constitute Incentive Units (the foregoing being referred to herein as the “Reclassification”). Each Partner of the Partnership shall be a General Partner, Common Limited Partner and/or Incentive Limited Partner, and each category of Partner shall have the rights set forth herein. Medline Inc. upon execution of this Agreement hereby continues as the general partner of the Partnership (including any Substitute Partner of such Person, the “General Partner”) and shall hold the general partner interests in the Partnership, and simultaneously with such admission, the Prior General Partner ceases to be a general partner of the Partnership, and the business of the Partnership is continued without dissolution. Any holder of a Common Unit other than the General Partner shall be a “Common Limited Partner.” Any holder of an Incentive Unit shall be an “Incentive Limited Partner.”

(b) Effective immediately following the Reclassification, (i) each Common Unit issued and outstanding shall automatically and without further action on the part of the Partnership or any Common Limited Partner be reclassified into a fraction of one Common Unit as set forth in the books and records of the Partnership, and (ii) each Incentive Unit issued and outstanding shall automatically and without further action on the part of the Partnership or any Incentive Limited Partner be reclassified into a fraction of one Incentive Unit as set forth in the books and records of the Partnership (clauses (i) and (ii) of this sentence being referred to in this Agreement as the “Reverse Unit Split”); provided that each Common Limited Partner and each Incentive Limited Partner shall be treated similarly on a pro rata basis in the Reverse Unit Split. The number of Common Units and Incentive Units held by each Partner as of the date hereof is set forth on the Unit Register. Notwithstanding anything in this Agreement to the contrary (other than as expressly provided in Section 8.5), to the fullest extent permitted by applicable law, the holders of Incentive Units shall not have any right to vote on any matter in respect of the Partnership.

(c) Subject to the provisions of this Agreement, including the final sentence of this Section 2.9(c), the General Partner shall have the sole authority to create and issue additional Securities of the Partnership, which may include, without limitation, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Units or other partnership interests of the Partnership that may be issued by the Partnership, options, rights or warrants to purchase any such class or series of Units or other partnership interests in the Partnership, or any combination of any of the foregoing, from time to time (“Additional Securities”), for any purpose, on terms and conditions established in the sole and complete discretion of the General Partner, all without the approval of any other Partner or any other Person bound by this Agreement, and the total number of Units of any such class which the General Partner shall have the authority to cause the Partnership to issue shall not be limited, subject to Section 5(b) of the Equity Incentive Plan. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Lead Investors, the Partnership shall not issue any Additional Securities if such issuance would cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Section 469(k)(2) of the Code or Section 7704 of the Code or cause the Partnership to have more than one hundred (100) Tax Partners (after taking into account the 35 (thirty-five) Tax Partners allocated to the Lead Investors pursuant to Section 5.4(a)(i) hereof), and any issuance of Additional Securities in violation of this Section 2.9(c) shall be void ab initio.

(d) Additional Securities to be issued by the Partnership shall be issuable from time to time (including, without limitation, the IPO Common Unit Issuance) in one or more classes or series, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers, and duties senior to existing partnership interests or other Securities of the Partnership or classes or series thereof, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, including, without limitation: (i) the right of such Additional Securities or class or series thereof to share in distributions; (ii) the rights of such Additional Securities or class or series thereof upon dissolution and liquidation of the Partnership; (iii) whether such Additional Securities or class or series thereof are redeemable by the Partnership and, if so, the price at which, and the terms and conditions on which, such Additional Securities or class or series thereof may be redeemed by the Partnership; (iv) whether such Additional Securities or class or series thereof are issued with the privilege of conversion and, if so, the rate at and the terms and conditions upon which such Additional Securities or class or series thereof may be converted into any other partnership interest in, or security of, the Partnership or class or series thereof; (v) the terms and conditions of the issuance of such Additional Securities or class or series thereof; and (vi) the rights of such Additional Securities or class or series thereof to vote on matters relating to the Partnership and this Agreement.

(e) In connection with the creation or issuance pursuant to and in accordance with Section 2.9(c) and (d) of any Additional Securities or any class or series thereof, the General Partner, in its sole discretion and without the approval at the time of any other Partner or other Person bound by this Agreement and notwithstanding Section 8.5, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, as the General Partner determines in its sole discretion to be necessary, desirable or advisable to reflect the creation, authorization and issuance of such Additional Securities or class or series thereof and the relative rights and preferences of such Additional Securities or class or series thereof.

(f) Notwithstanding anything to the contrary in this Section 2.9, the number of Incentive Units outstanding shall be appropriately adjusted for any Unit split, Unit distribution, combination, reclassification, recapitalization, merger, consolidation, exchange or the like of the number of Common Units.

(g) The General Partner may cause the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire Partnership Interests or other equity Securities of the Partnership or any of its Subsidiaries from any holder thereof at any time, with the consent of such holder.

(h) Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Limited Partner is not acquiring interests in the Partnership with a view to, or for resale in connection with, any distribution of any Securities of the Partnership to the public or public offering thereof; and (c)  the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner.

Section 2.10.  Inspection of Books and Records. To the extent permitted under applicable law, each Limited Partner (other than the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, and the H&F Limited Partner) waives such Limited Partner’s right to obtain or inspect any books, records and other information of the Partnership, including any information relating to the Capital Contributions of the Limited Partners other than such Limited Partner’s ownership of Units and such Limited Partner’s Capital Contributions and any other information as is necessary and essential to calculate amounts due to such Limited Partner under Section 4.5 upon an Incentive Unit Exchange.

Section 2.11. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable law.

Section 2.12. Regulatory Matters. The provisions set forth in this Section 2.12 shall be referred to as the “Information Protections.” Notwithstanding anything in this Agreement to the contrary, (i) any of the Limited Partners may designate any materials provided to a Governmental Authority that contain sensitive or confidential information in respect of such Limited Partner or any of its Affiliates as “Family only,” “BX only,” “Carlyle only” or “H&F only,” as applicable to such Limited Partner, and such materials and the information contained therein shall not be disclosed to any of the other parties hereto without such Limited Partner’s prior written consent (and such Limited Partner may provide that any such sensitive or confidential information may only be provided on an outside counsel–only basis or directly to the applicable Governmental Authority requesting such information), (ii) no Limited Partner on behalf of itself shall be required to commence an action with, or against, any Governmental Authority, and (iii) all appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of any Limited Partner before any Governmental Authority shall be controlled by the Limited Partner making or submitting such appearance, submission, presentation, brief or proposal, as applicable.

Section 2.13. Transfer Protections. The provisions set forth in this Section 2.13 shall be referred to as the “Transfer Protections.” Notwithstanding anything contained herein to the contrary:

(a) In connection with any Transfer pursuant to this Agreement or otherwise, none of the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner, or other Limited Partners shall be required: (1) to be subject to any restrictive covenant (including, but not limited to, non-solicit covenants, non-compete covenants, no-hire provisions or any other similar provision) that would restrict such Limited Partner’s or its Affiliates’ ability to solicit, hire or invest in any other person or entity, or (2) to give any representations or warranties with respect to the operations of the Partnership (or its subsidiaries) (provided, that each such Limited Partner may be subject to employee non-solicitation and confidentiality restrictions on the same terms as each other Lead Investor, which shall in all cases include customary carve-outs for portfolio companies and general solicitations through search firms and advertisements not targeted at such employees (and hiring of persons responding to such general solicitations)).

(b) In connection with any Transfer pursuant to this Agreement or otherwise, each Lead Investor and other Limited Partner may be liable only for its pro rata share of any indemnity obligation to which all of the equity holders of the Partnership are subject, and each of the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner, and any other Limited Partner may be required only to give representations regarding its due existence and authority, enforceability, no conflicts, ownership of title to the applicable equity interests in the Partnership and similar fundamental representations. In no event shall any Lead Investor or any other Limited Partner be responsible for more than its pro rata share of any indemnification obligations for its or the Partnership’s (or its subsidiaries’ or Affiliates’) representations, warranties, covenants and agreements (which indemnification obligations shall be on a several (and not joint and several) basis and, other than with respect to fraud committed by such Limited Partner, shall be capped at the amount of cash proceeds actually received in connection with the applicable sale transaction by such Limited Partner).

ARTICLE III

MANAGEMENT

Section 3.1. General Partner; Delegation of Authority and Duties.

(a) General Partner. The Partnership shall be managed by or under the direction of the General Partner. The General Partner shall be a “general partner” within the meaning of Section 17-101(7) of the Act. Subject to the provisions of this Agreement, the General Partner shall have the exclusive power and authority to manage and control the business and affairs of the Partnership, to make all decisions and determinations with respect to the Partnership or affecting the business and affairs of the Partnership, to take all such actions as it deems necessary, advisable, appropriate or desirable to accomplish the purposes of the Partnership as set forth in this

Agreement and shall otherwise possess all rights and powers as provided in the Act and otherwise by law to a general partner of a limited partnership. The Limited Partners hereby consent to the exercise by the General Partner of all such powers and rights conferred on it by the Act with respect to the management and control of the Partnership and the exercise by any Limited Partner of its consent rights under this Agreement. Notwithstanding the foregoing and except as expressly set forth in this Agreement (including pursuant to Section 8.5 hereof), (i) if a vote, consent or approval of the Limited Partners is required by the Act or other applicable law (that can be eliminated or waived under the Act or such other applicable law) with respect to any act to be taken by the Partnership or matter considered by the General Partner, the Limited Partners agree that they shall be deemed to have waived and shall not have the right to vote on (or otherwise consent to or approve) such matter and (ii) the approval by the General Partner of any proposed action of or relating to the Partnership shall bind each Limited Partner and shall have the same legal effect as the approval of each Limited Partner of such action. Other than the General Partner, no Partner (other than the Designated Individual or Partnership Representative in its capacity as such), in its capacity as a Partner, shall have any power to act for, sign for or do any act that would bind the Partnership, and no Limited Partner (in its capacity as such) shall take part in the operation, management or control of the Partnership. Each Partner acknowledges and agrees that each Partner and each of its respective Affiliates and Portfolio Companies do and will continue to engage for such Partner’s own account and for the account of others in other business ventures.

(b) Authority of the General Partner. The General Partner shall have the power and authority to delegate to one or more other Persons the rights and powers of the General Partner to manage and control the business and affairs of the Partnership, including to delegate to agents and employees of a Partner or the Partnership (including Officers) or its Subsidiaries, and to delegate by a management agreement or another agreement with, or otherwise to, one or more of its Affiliates or its or its Affiliate(s)’ respective directors, officers, managers or equivalent persons. The General Partner may authorize any Person (including any Officer), other than a Limited Partner, to enter into and perform under any document on behalf of the Partnership.

(c) Authority as an Equity Holder. Each Partner agrees that any Officer or other authorized Persons (in each case, at the instruction of the General Partner), on behalf of the Partnership, shall have the exclusive right to vote (or cause to vote) or execute (or cause to execute) consents with respect to Securities issued by other Persons held by the Partnership, directly or indirectly, on any matter to be voted upon at any meeting of the holders of such Securities or in connection with any proposed action by written consent of the holders of such Securities.

(d) Reimbursement of Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear and/or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner in connection with serving as the General Partner and (ii) all other expenses allocable to the Partnership or its Subsidiaries or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). To the extent that the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership and/or its Subsidiaries (including expenses that relate to the business and affairs of the Partnership and/or its Subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner, including, without limitation, compensation and meeting costs of the board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, except to the extent such franchise taxes are based on or measured with respect to net income or profits, provided that the Partnership shall not pay or bear any income tax obligations of the General Partner or any obligations of the General Partner under the Tax Receivable Agreement. Reimbursements pursuant to this Section 3.1(d) shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to ARTICLE VII.

Section 3.2. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.3. Approval or Ratification of Acts or Contracts. Except in the case of any Disabling Conduct, any act or contract that shall be approved or ratified by the General Partner shall be as valid and binding upon the Partnership and upon all the Partners (in their capacity as Partners) as if it shall have been approved or ratified by every Partner of the Partnership.

Section 3.4. Officers.

(a) Designation and Appointment. The General Partner may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees, agents and other Persons (any of whom may be a Partner) who may be designated as Officers of the Partnership. Any number of offices may be held by the same Person. In its discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Partners. Any Officers so designated shall have such authority and perform such duties as the General Partner may, from time to time, delegate to them. The General Partner may assign such titles to particular Officers as the General Partner may authorize. Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner.

(b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the General Partner. Designation of an Officer shall not of itself create any contractual or employment rights.

Section 3.5. Management Matters. (a) All property owned by the Partnership shall be registered in the Partnership’s name, in the name of a nominee or in “street name” as the

General Partner may from time to time determine. Any corporation, brokerage firm or transfer agent called upon to transfer any Securities to or from the name of the Partnership shall be entitled to rely on instructions or assignments signed or purported to be signed by an Officer or any other Person authorized by the General Partner without inquiry as to the authority of the Person signing or purporting to sign such instructions or assignments or as to the validity of any transfer to or from the name of the Partnership. At the time of any such transfer, any such corporation, brokerage firm or transfer agent shall be entitled to assume that (i) the Partnership is then in existence and (ii) that this Agreement is in full force and effect and has not been amended, in each case unless such corporation, brokerage firm or transfer agent shall have received written notice to the contrary.

(b) The General Partner may take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners and the amounts of their respective Capital Contributions.

Section 3.6. Voting and Other Rights. Except as otherwise expressly provided in this Agreement, the Limited Partners shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Partnership or the General Partner, including with respect to any merger, consolidation, combination or conversion of the Partnership, or any other matter that a Limited Partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise.

Section 3.7. Liability of Partners.

(a) Except as otherwise required by applicable law or as expressly set forth in this Agreement, no Limited Partner shall have any liability whatsoever in such Limited Partner’s capacity as a Limited Partner, whether to the Partnership, to any of the other Partners, to the creditors of the Partnership or to any other third party, for the debts, liabilities, commitments or any other obligations of the Partnership or for any losses of the Partnership. Except as otherwise required by law, each Limited Partner shall be liable only to make such Limited Partner’s payments provided expressly herein.

(b) In accordance with the Act and the laws of the State of Delaware, a partner of a limited partnership may, under certain circumstances, be required to return amounts previously distributed to such Limited Partner. It is the intent of the Partners that no distribution to any Partner pursuant to ARTICLE IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Partner shall be deemed to be a compromise for purposes of §17-502(b) of the Act, and the Partner receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner; provided, that if any Partner is required to make any such payment under circumstances that are not unique to such Partner but that would have been applicable to all Partners in question (such as where a distribution or Tax Distribution was made to all Partners and rendered the Partnership insolvent, but only one Partner was sued for return of such distribution or Tax Distribution), then the Partner that was required to return or repay such distribution (or any portion thereof) will be entitled to reimbursement from the other Partners that were not required to return the distribution or Tax Distribution made to them based on each such Partner’s share of the distribution or Tax Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Partners and will not be construed as benefiting any third party. The amount of any distribution or Tax Distribution returned to the Partnership by a Partner or paid by a Partner for the account of the Partnership or to a creditor of the Partnership will be added to the account or accounts from which it was subtracted when it was distributed to such Partner. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing liability on the Partners for liabilities of the Partnership.

Section 3.8. Potential Conflicts and Competing Activities.

(a) Certain Potential Conflicts. Each Partner acknowledges that:

(i) the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner and each of their respective Affiliated Persons may engage in material business transactions with the Partnership or its Subsidiaries; and

(ii) the directors, officers, and/or employees of the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner and each of their respective Affiliated Persons may serve as officers, directors and/or employees of the Partnership or its Subsidiaries.

(b) Limitation of Liability. To the fullest extent permitted by law, none of the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner, any of their respective Affiliated Persons or any manager, director, officer or employee of the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner, the General Partner or any of their respective Affiliated Persons who may serve as an officer, manager, director and/or employee of the Partnership or its Subsidiaries shall be liable to the Partnership or its Subsidiaries:

(i) by reason of any business decision or transaction undertaken by the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner or any of their respective Affiliated Persons which may be adverse to the interests of the Partnership or its Subsidiaries;

(ii) by reason of any activity undertaken by the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner or any of their respective Affiliated Persons or by any other Person in which the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner or any of their respective Affiliates may have an investment or other financial interest which is in competition with the Partnership or its Subsidiaries; or

(iii) by reason of any transaction with the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner or any of their respective Affiliated Persons, or any transaction in which the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner or any of their respective Affiliated Persons shall have a financial interest.

(c) Competing Activities. The Partners expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) (A) (1) each of the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and their respective Affiliates (collectively, the “Sponsor Persons”), (2) the managers, directors, officers and employees of the Sponsor Persons, including any such Person that is an Officer, (3) any of the Sponsor Persons’ Portfolio Companies and (4) each Sponsor Person’s equityholders, limited partners, non-managing members or other similar direct or indirect investors (collectively, those Persons described in the foregoing clauses (1) through (4), the “Sponsor Affiliated Persons”), (B) without limiting the Covenantors’ obligations under the respective Noncompete Agreements, (1) the Family Limited Partner and (2) (w) its Affiliates, (x) the managers, directors, officers and employees of the Family Limited Partner and its Affiliates, including any such Person that is an Officer, (y) any of the Family Limited Partner’s and its Affiliates’ Portfolio Companies and (z) any of the Family Limited Partner’s and its Affiliates’ respective limited partners, non-managing members or other similar direct or indirect investors or controlling Person (collectively, those Persons described in the foregoing clauses (x) through (z), but excluding in each case any such Person that is an officer (including an executive director) or equivalent (but, for the avoidance of doubt, not a non-executive director) or an employee of Medline Industries, its general partner or any of its Subsidiaries, in each case, in such capacity, the “Family Affiliated Persons”) and (C) the General Partner and (x) its Affiliates (not including the Partnership and its Subsidiaries), (y) the managers, directors, officers and employees of the General Partner and its Affiliates (not including the Partnership and its Subsidiaries), including any such Person that is an Officer, and (z) any of the General Partner’s and its Affiliates’ respective limited partners, non-managing members or other similar direct or indirect investors (collectively, those Persons described in the foregoing clauses (x) through (z), but excluding in each case for the purposes of this Section 3.8 any such Person (other than a Sponsor Affiliated Person) that is an officer (including an executive director) or equivalent (but, for the avoidance of doubt, not a non-executive director) or an employee of Medline Industries, its general partner or any of its Subsidiaries, in each case, in such capacity, the “General Partner Affiliated Persons” and, together with the Sponsor Affiliated Persons and the Family Affiliated

Persons, the “Affiliated Persons”) have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Partnership or any of its Subsidiaries or deemed to be competing with the Partnership or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director, partner, member, manager, trustee, shareholder or equityholder of any other Person, with no obligation to communicate, present or offer to the Partnership or any of its Subsidiaries or any equityholders or directors or officers or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates) the right to participate therein; (ii) the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner and the Affiliated Persons may invest in, provide services to or otherwise do business with any client, customer or vendor of the Partnership or any of its Subsidiaries or any Person that directly or indirectly competes with the Partnership or any of its Subsidiaries (including, in the each of clauses (i) and (ii), any such matters or transactions that may constitute a Corporate Opportunity); and (iii) without limiting any express obligations set forth in this Agreement and any other contracts entered into by or among one or more of the parties hereto, none of the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or the General Partner nor any Affiliated Person shall be deemed to have breached any duty (fiduciary, contractual or otherwise), if any, to the Partnership or any of its Subsidiaries or equityholders of the Partnership or any of its Subsidiaries (or their respective Affiliates), as the case may be, by engaging in any such activities or entering into any such transactions. The Partnership and its Subsidiaries shall have no interest or expectation in, nor right to be informed of, any potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Partnership or its Subsidiaries could have an interest or expectancy (each, a “Corporate Opportunity”), and in the event that the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner, the General Partner or any Affiliated Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate, offer or present such Corporate Opportunity to the General Partner, the Partnership or any of its Subsidiaries or any equityholders or other directors, officers or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates), as the case may be. None of the General Partner, the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner and/or any Affiliated Persons shall be liable to the Partnership or any of its Subsidiaries or any other Partner or other Person bound by this Agreement for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires any such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not communicate, offer or present such Corporate Opportunity to the Partnership or any of its Subsidiaries or any equityholders or other directors, officers or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates). Each Partner acknowledges that this paragraph is intended to disclaim and renounce any right of the Partnership or any of its Subsidiaries or any other Partner or other Person bound by this Agreement with respect to the matters set forth herein. This paragraph shall be construed to effect such disclaimer and renunciation to the full extent permitted by law. Notwithstanding anything to the contrary set forth herein, this Section 3.8 shall not release any Person who is an employee of the Partnership or its Subsidiaries from any obligations or duties that such Person may have pursuant to any other agreement that such Person may have with the Partnership and its Subsidiaries.

(d) Services Agreement. Each Partner represents and warrants that such Partner (i) has been advised by the Blackstone Limited Partner (with respect to its respective Services Agreement (as defined below)), the Carlyle Limited Partner (with respect to its respective Services Agreement (as defined below)), the H&F Limited Partner (with respect to its respective Services Agreement (as defined below)), the Family Limited Partner (with respect to its respective Services Agreement (as defined below)), the General Partner and the Partnership, that each of (w) the Blackstone Limited Partner (or its Affiliates), (x) the Carlyle Limited Partner (or its Affiliates), (y) the H&F Limited Partner (or its Affiliates) and (z) the Family Limited Partner (or its Affiliates) have entered into a separate support and services or similar agreement with the Partnership and/or certain of its Affiliates (the “Partnership Parties”) (each, a “Services Agreement”) and (ii) has been given the opportunity to be informed by the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner or the Family Limited Partner (as applicable), the General Partner and the Partnership of the material terms and conditions of the applicable Services Agreement, including the parameters of the services, out-of-pocket expense reimbursements and indemnifications, and the time periods during which such Services Agreement shall be in effect. Notwithstanding anything to the contrary in this Agreement, no Limited Partner or any of its Affiliates shall receive any management fees, monitoring fees or other similar fees.

Section 3.9. Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement or at law or in equity including but not limited to the Act, each Partner agrees that any fiduciary duty that would otherwise be imposed under Delaware law (including the duty of loyalty and the duty of care) on any Partner, including without limitation, the General Partner, the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner or any Affiliated Person, shall be defined, limited and eliminated as provided in this Section 3.9. To the fullest extent permitted by applicable law, including Section 17-1101(d) of the Act, none of the General Partner, the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner or any Affiliated Person shall have any duty (at law or in equity, including fiduciary duties) to the Partnership, its Subsidiaries, to any other Partner or equityholder of the Partnership or its Subsidiaries or to any other Person bound by this Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS;

ALLOCATIONS; DISTRIBUTIONS

Section 4.1. Uncertificated Units. Unless and until the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the Unit Register. If at any time the General Partner shall determine to certificate Units, such certificates will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SECOND

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF MEDLINE HOLDINGS, LP DATED AS OF DECEMBER 16, 2025, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH WILL BE FURNISHED BY MEDLINE HOLDINGS, LP UPON REQUEST.”

Section 4.2. No Capital Contributions. No Partner shall be required to make any Capital Contribution without such Partner’s consent.

Section 4.3. Capital Accounts.

(a) There shall be established for each Partner on the books of the Partnership a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

(b) A Partner shall not have any obligation to the Partnership or to any other Partner to restore any negative balance in the Capital Account of such Partner.

Section 4.4. Allocations of Net Income and Net Loss.

(a) Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each fiscal year of the Partnership as of the end of each such year or as circumstances otherwise require or allow. Subject to the other provisions of this Section 4.4, an allocation to a Partner of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. For the avoidance of doubt, any allocations of Net Income and Net Loss shall be made in accordance with Section 4.4(b) and Section 4.4(c).

(b) General Allocations. Except as otherwise provided in this Agreement, all Net Income and Net Loss and to the extent necessary, individual items of income, gain, loss or deduction of the Partnership, shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the allocations set forth in Section 4.4(c) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 5.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Partnership were distributed in accordance with Section 5.2 to the Partners (other than the General Partner) immediately after making such allocation and all Incentive Units were not subject to a risk of forfeiture based on the continued performance of services (solely for purposes of this provision), minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may cause the Partnership to make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the General Partner deems reasonably necessary for this purpose.

(c) Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Section 4.4:

(i) Regulatory Allocations.

(A) If there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain during any fiscal year, the Partners shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years) in accordance with Regulations Section 1.704-2(f) or 1.704-2(i)(4), as applicable. It is intended that this Section 4.4(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 4.4(c)(i)(A).

(B) If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible; provided, that an allocation pursuant to this Section 4.4(c)(i)(B) shall be made only if and to the extent that a Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.4 have been tentatively made as if this Section 4.4(c)(i)(B) were not in this Agreement. It is intended that this Section 4.4(c)(i)(B) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 4.4(c)(i)(B).

(C) If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.4(c)(i)(C) shall be made only if and to the extent that a Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 4.4 have been tentatively made as if Section 4.4(c)(i)(B) and this Section 4.4(c)(i)(C) were not in this Agreement.

(D) Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(E) Company nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year shall be allocated to the Partners ratably in accordance with their percentage interests. The preceding sentence is to be interpreted in a manner consistent with Regulations Sections 1.704-2(b)(1) and 1.704-2(e).

(F) Net Losses allocated pursuant to Section 4.4(b) shall not exceed the maximum amount of Net Losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year (or increase any existing Adjusted Capital Account Deficit). In the event some but not all of the Partners would have Adjusted Capital Account Deficits (or an increase in any existing Adjusted Capital Account Deficit) as a consequence of an allocation of Net Losses pursuant to Section 4.4(b), the limitation set forth in this Section 4.4(c)(i)(F) shall be applied on a Partner by Partner basis and Net Losses not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partner’s Capital Accounts so as to allocate the maximum permissible Net Losses to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d).

(G) The allocations set forth in Sections 4.4(c)(i)(A) to 4.4(c)(i)(F) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 4.4(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(ii) For any fiscal year during which a Partner’s interest in the Partnership is assigned by such Partner (or by an assignee or successor in interest to a Partner), the portion of the Net Income and Net Loss of the Partnership that is allocable in respect of such Partner’s interest shall be apportioned between the assignor and the assignee of such Partner’s interest using any permissible method under Section 706 of the Code and the Regulations thereunder, as determined by the General Partner.

(iii) The Partners intend that the taxation of the Incentive Units, including the issuance of the Incentive Units to Substitute Partners or Additional Partners, shall be determined in accordance with the following. The taxation of such issuance of such Incentive Units shall be in accordance with Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, with the effect that such Incentive Units shall be treated as issued and outstanding as of the date of issuance and will be treated as a profits interest. Without limiting the foregoing, upon issuance of the revenue procedure contemplated by IRS Notice 2005-43, the Partnership and the Partners agree to treat the Incentive Units as “safe harbor partnership interests” (as defined in such IRS Notice) and to take such actions as may be required under such revenue procedure in order for the Incentive Units to be so treated. In furtherance of the foregoing, the General Partner shall, if necessary, limit distributions to Partners holding Incentive Units under Section 4.5(b)(ii), so that such distributions do not exceed the amount of available income or profits in respect of such Incentive Units as determined by the General Partner in good faith.

(d) Required Tax Allocations. For income tax purposes, all items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated to each Partner in the same manner as the Net Income or Net Loss that is allocated to such Partner pursuant to Sections 4.4(a), (b) and (c) to which such tax items relate; provided that income, gain, loss and deduction with respect to property whose basis differs from its Gross Asset Value shall be allocated solely for income tax purposes in accordance with the principles of Section 704(b) of the Code and Section 704(c) of the Code (using the traditional method described in Treasury Regulations Section 1.704-3, unless a different method is required by a change in applicable law) so as to take account of such difference. Notwithstanding the foregoing, other than the parenthetical in the prior sentence, the General Partner may cause the Partnership to make such allocations as it deems necessary to give economic effect to the provisions of this Agreement.

(e) Withholding. Each Partner hereby authorizes the Partnership to withhold or to pay over any taxes payable by the Partnership or any of its Affiliates under applicable tax law as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold or pay any such taxes under applicable tax law, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or other tax is required to be withheld or paid, which payment shall be deemed to be a distribution to such Partner, provided that if the General Partner reasonably determines that such Partner would not be expected to receive any future distributions in the amount of at least such withholding or payment, the Partner shall pay to the Partnership the amount by which such withholding or payment exceeds such expected future distributions. The General Partner shall use reasonable best efforts to provide a Partner with prior written notice of any taxes to be withheld with respect to such Partner pursuant to this Section 4.4(e) at least ten (10) days prior to the date of such withholding. The withholdings referred to in this Section 4.4(e) shall be made at the maximum applicable statutory rate under applicable tax law unless the Partnership receives documentation, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable. To the fullest extent permitted by law, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability for taxes, penalties, additions to tax or interest with respect to income attributable to or distributions or other payments to such Partner. The obligations of a Partner set forth in this Section 4.4(e) shall survive the withdrawal of a Partner from the Partnership or any Transfer of a Partner’s Units.

Section 4.5. Distributions.

(a) Distributions shall be made by the Partnership to the Partners if, when and in such amounts determined by the General Partner (except as otherwise provided in Section 5.2).

(b) When a distribution (other than a Tax Distribution, which is governed by Section 4.5(d)) is authorized by the General Partner pursuant to Section 4.5(a), each Partner’s allocable portion thereof will be distributed as follows, subject to Sections 4.5(c), (d), (e), (f) and (g):

(i) Subject to Section 4.5(b)(ii) with respect to Incentive Units, all distributions by the Partnership shall be made or allocated to holders of Common Units and Participating Incentive Units pro rata based on the number of Common Units and Participating Incentive Units held by each such holder.

(ii) For the avoidance of doubt, if the amount to be distributed pursuant to Section 4.5(b)(i) with respect to any particular Distribution would cause the amount of any outstanding Incentive Unit’s Participation Threshold to be reduced to zero, then such Incentive Unit shall participate in distributions under Section 4.5(b)(i) on a pro rata basis only after the portion of the amount to be distributed in such Distribution that would cause such Incentive Unit’s Participation Threshold to be reduced to (but not below) zero has first been distributed to the holders of outstanding Common Units (taking into account outstanding Incentive Units that have lesser Participation Thresholds (determined immediately prior to such Distribution)).

(c) If there occurs an increase in the number of Vested Units that are Incentive Units from time to time, on each subsequent distribution date, prior to making such subsequent distribution, the amounts that would otherwise have been distributable to such Incentive Units under Section 4.5(b)(ii) shall be distributed instead to the Incentive Limited Partners in respect of the Incentive Units that were outstanding and were not Vested Units on the date amounts were previously distributed under Section 4.5(b)(ii), as applicable, until the amounts distributed under this Section 4.5(c) (including any amount previously distributed under this Section 4.5(c)) equal the amounts which otherwise would have been distributable under Section 4.5(b)(ii) if such Incentive Units had been Vested Units at the time of such previous distribution(s).

(d) If the General Partner reasonably determines that the taxable income of the Partnership for a taxable year will give rise to net taxable income for any Partner, the General Partner shall cause the Partnership, no later than five (5) days prior to the date on which U.S. federal corporate or individual (whichever is earlier) estimated tax payments are due for a taxpayer with a taxable year ending on December 31, to make a distribution (a “Tax Distribution”) to each Partner (solely to the extent of Available Cash and subject to any restrictions under the Partnership’s and its subsidiaries’ financing agreements (in each case, as determined by the General Partner in its reasonable discretion)) in an amount equal to the excess of (A) the product of (i) the estimated net taxable income allocable to such Partner, for such taxable year through the end of the month prior to such Tax Distribution less cumulative net taxable losses from prior taxable years, determined at the level of the Partnership (excluding any such losses that were allocated to Persons that have ceased to be Partners of the Partnership) to the extent such prior losses are permitted to be carried forward and subject to any limitations on the use of such carried forward amounts, are of a character that would permit such losses to be deducted against the income of such period and have not been taken into account in a prior tax year pursuant to this clause (i), and (ii) the Assumed Income Tax Rate, over (B) distributions previously made to such Partner pursuant to this Section 4.5 or Section 5.2 with respect to the taxable year (in respect of such Partner’s Common Units or Incentive Units, as applicable). In computing taxable income or loss for purposes of this Section 4.5(d), (i) items of income, gain, loss and deduction will be determined at the level of the Partnership without regard to any Partner level (or such Partners’ direct or indirect owners) tax considerations (for the avoidance of doubt, separately stated items shall be included in a Partner’s allocable share of taxable income, provided that, any Section 163(j) calculations shall take into account partner level adjustments pursuant to Section 743 of the Code if the law currently in effect on the date of the applicable Tax Distribution provides Section 163(j) applies at the partner level and takes into account partner level Section 743 adjustments, and any potential deductions under Section 199A of the Code and any interest deduction limitation carryover under Section 163(j) of the Code shall be ignored) and (ii) items of income, gain, loss and deduction shall be determined (x) without taking into account adjustments pursuant to Section 743(b) of the Code (and, for the avoidance of doubt, any losses for prior taxable years shall be determined without taking into account adjustments pursuant to Section 743(b) in such taxable years) or any allocations under Section 704(c) of the Code and the Treasury Regulations thereunder and (y) taking into account any adjustments under Section 734(b) of the Code. If such quarterly Tax Distributions are, in the aggregate, less than any Partner’s Actual Tax Amount for such taxable year, the General Partner shall cause the Partnership to make one or more additional Tax Distribution(s) to any such Partner sufficient to make up such shortfall (solely to the extent of Available Cash and subject to any restrictions under the Partnership’s and its subsidiaries’ financing agreements (in each case, as determined by the General Partner in its reasonable discretion)). If such quarterly Tax Distributions are, in the aggregate, greater than any Partner’s Actual Tax Amount for such taxable year, such excess shall be credited against and reduce the amount to be distributed to any such Partner on the next Tax Distribution date (or dates) pursuant to this Section 4.5(d). For the avoidance of doubt, a Partner’s Actual Tax Amount and the amount of Tax Distributions to which such Partner is entitled pursuant to this Section 4.5(d) shall be subject to subsequent adjustment for any audit, litigation or other tax proceeding; the filing of any amended tax return by the Partnership and any other events, in each case, that alter the amount of taxable income or loss allocated to a Partner. A Tax Distribution to a Partner in respect of any Unit shall be charged against current or future distributions to which such Partner would otherwise have been entitled under this Section 4.5 or Section 5.2 in respect of such Unit. Notwithstanding anything in this Agreement to the contrary, (A) any distributions made pursuant to this Section 4.5(d) shall be made to the Partners holding Common Units on a pro rata basis in accordance with the number of each Partner’s Common Units over the total number of outstanding Common Units as determined in accordance with the definition of Actual Tax Amount (and for the avoidance of doubt, any distributions made pursuant to this Section 4.5(d) to Partners holding Incentive Units shall be made in accordance with the amount of taxable income allocated to such Incentive Units), (B) if there is insufficient Available Cash to make all of the distributions described in clause (A), the amount that would have been distributed to each Partner pursuant to clause (A) shall be reduced on a pro rata basis in accordance with the amount of Tax Distributions to which they would be entitled in accordance with this Section 4.5(d); and provided, further, that notwithstanding the foregoing the Partnership shall not be required to make any distribution pursuant to this Section 4.5(d) with respect to any Incentive Units or Unvested Units if the Partnership has not allocated any taxable income in the applicable taxable period to such Incentive Units or Unvested Units.

(e) If all or a portion of a Partner’s Units are transferred, sold or otherwise disposed of, then the transferor shall have no further right to receive any further distributions in respect of such Units and any subsequent distributions to the transferee shall be determined with regard to amounts previously distributed to the transferor. For purposes of determining the amount of distributions under this Section 4.5, any holder of a Partnership Interest (or any portion thereof), whether or not such Person is a Substitute Partner, shall be treated as having received amounts received by its predecessors or successors in interest.

(f) In the event of any combination of Units, recapitalization, merger, consolidation or other reorganization, or any Unit split, Unit dividend or other distribution in respect of Units other in the manner as set forth in this Section 4.5, the General Partner shall make such equitable adjustments to this Section 4.5 as are appropriate to give effect to the economic intent of this Section 4.5 (including with respect to the applicable “Deemed Unit Price” or Participation Threshold).

(g) Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

Section 4.6. Right of Set-Off. In connection with any withholding tax described in Section 4.4(e) or other liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner, or to which the Partnership may become subject with respect to the interest of any Partner, the Partnership shall have (and each Partner hereby grants to the Partnership) a right of set-off against such distributions in the amount of such withholding tax or other liability or obligation.

ARTICLE V

WITHDRAWAL; DISSOLUTION;

TRANSFER OF PARTNERSHIP INTERESTS;

ADMISSION OF NEW PARTNERS

Section 5.1. Partner Withdrawal. Except in connection with a transfer of all of a Partner’s Units in accordance with this Agreement, withdrawal by a Partner from the Partnership shall not be permitted.

Section 5.2. Dissolution.

(a) The Partnership shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) a written election by the General Partner to dissolve the Partnership, which written election shall be delivered to each Limited Partner; provided that, for so long as a Lead Investor remains a Limited Partner, the General Partner must receive the prior written consent of each such Lead Investor prior to making any election to dissolve the Partnership (such consent not to be unreasonably withheld, conditioned or delayed);

(ii) the occurrence of an event of withdrawal of the General Partner set forth in Section 17-402 of the Act; provided that, for so long as a Lead Investor remains a Limited Partner, the General Partner must receive the prior written consent of each such Lead Investor prior to making any election to dissolve the Partnership (such consent not to be unreasonably withheld, conditioned or delayed); provided further that, the Partnership shall not be dissolved if the business of the Partnership is continued without dissolution in the manner provided by the Act or this Agreement;

(iii) at any time there are no Limited Partners, unless the business of the Partnership is continued in accordance with the Act; or

(iv) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, Bankruptcy or Dissolution of a Partner, or the occurrence of any other event that causes a Partner to cease to be a partner of the Partnership, shall not cause a dissolution of the Partnership, and the Partnership shall continue in existence subject to the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement, each Partner waives any right it might have under the Act or otherwise to (i) agree in writing to dissolve the Partnership upon such Partner’s Bankruptcy, or upon the occurrence of an event that causes such Partner to cease to be a partner of the Partnership, and (ii) petition for or otherwise seek the judicial dissolution of the Partnership.

(b) If the Partnership is dissolved, the business and property of the Partnership shall be wound up by the General Partner or other liquidating trustee or trustees as shall be named by the General Partner. The costs of winding up shall be borne as a Partnership expense. Until final distribution, the General Partner or other liquidating trustee shall continue to operate the Partnership properties with all of the power and authority of the General Partner.

(c) The assets of the Partnership shall be applied in the following manner and order:

(i) All debts and obligations of the Partnership, if any, shall be paid, discharged or provided for by adequate reserves;

(ii) The balance, to the Limited Partners in accordance with Section 4.5.

(d) Cancellation of Certificate of Limited Partnership. On completion of the distribution of Partnership assets as provided herein, the General Partner (or such other Person as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Partnership.

Section 5.3. Admission of Additional or Substitute Partners.

(a) Subject to the second sentence of this Section 5.3(a), the General Partner shall have the right, in its sole and absolute discretion, to admit as an Additional Partner, any Person who acquires or receives an interest in the Partnership, or any part thereof from the Partnership. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Lead Investors, the General Partner shall not admit any Person as an Additional Partner if such admission would cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Section 469(k)(2) of the Code or Section 7704 of the Code or cause the Partnership to have more than one hundred (100) Tax Partners (after taking into account the 35 (thirty-five) Tax Partners allocated to the Lead Investors pursuant to Section 5.4(a)(i) hereof), and any admission of an Additional Partner in violation of this Section 5.3(a) shall be void ab initio. Concurrently with the admission of an Additional Partner, the Partnership shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the admission of an Additional Partner, all at the expense, including payment of any professional and filing fees incurred, of the Additional Partner unless otherwise determined by the General Partner.

(b) Subject to the penultimate sentence of this Section 5.3(b), the General Partner shall have the right, in its sole and absolute discretion, to admit as a Substitute Partner any Person who acquires a Partnership Interest from a Partner in accordance with Section 5.4 and such Substitute Partner shall succeed to the Partnership Interest acquired from such Partner, including such Partner’s Capital Contributions with respect to such Partnership Interests; provided that, if such transferee is not admitted as a Substitute Partner or if the Family Limited Partner, the Blackstone Limited Partner, the Carlyle Limited Partner or the H&F Limited Partner (as applicable) provides notice to the General Partner that any transferee would not be a Substitute Partner, such transferee will not become a Substitute Partner, except that such transferee’s Partnership Interests acquired from such Limited Partner would nevertheless succeed to such Limited Partner’s Capital Contributions with respect to such Partnership Interests. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Lead Investors, the General Partner shall not admit any Person as a Substitute Partner if such admission would cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Section 469(k)(2) of the Code or Section 7704 of the Code or cause the Partnership to have more than one hundred (100) Tax Partners (after taking into account the 35 (thirty-five) Tax Partners allocated to the Lead Investors pursuant to Section 5.4(a)(i) hereof), and any admission of a Person as a Substitute Partner in violation of this Section 5.3(b) shall be void ab initio. Concurrently with the admission of a Substitute Partner, the Partnership shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Partner in place of the transferring Partner.

(c) The admission of any Person as a Substitute Partner or Additional Partner shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (X) execution and delivery of a counterpart signature page to this Agreement countersigned by any Officer or any other Person authorized by the General Partner on behalf of the Partnership and, if such Person is a married individual, a Spousal Consent duly executed by such Person’s spouse or (Y) any other writing evidencing the intent of such Person to become a Substitute Partner or Additional Partner and such writing is accepted by the General Partner on behalf of the Partnership, and (ii) such other documentation as the General Partner may reasonably request to confirm such Transfer’s compliance with the provisions of this ARTICLE V, including Section 5.4(b) hereof, which reasonable request may (except in the case of a Transfer by a Lead Investor to its Lead Investor Permitted Transferee), at the General Partner’s discretion, include a request for a written opinion of legal counsel, which opinion shall be satisfactory in form and substance to the Partnership and its legal counsel (in additional to any opinion that the General Partner may reasonably require to be delivered).

Section 5.4. Transfer of Partner’s Interest.

(a) Except as provided in this Section 5.4, no Partner may Transfer all or part of such Partner’s Partnership Interest except:

(i) in the case of a Lead Investor Limited Partner, a Lead Investor Exempt Transfer; provided, that, no Lead Investor Exempt Transfer shall result in (A) if the transferor is the Blackstone Limited Partner, the Blackstone Limited Partner and its Lead Investor Permitted Transferees exceeding eleven (11) Tax Partners; (B) if the transferor is the Carlyle Limited Partner, the Carlyle Limited Partner and its Lead Investor Permitted Transferees exceeding nine (9) Tax Partners; (C) if the transferor is the H&F Limited Partner, the H&F Limited Partner and its Lead Investor Permitted Transferees exceeding nine (9) Tax Partners; or (D) if the transferor is the Family Limited Partner, the Family Limited Partner and its Lead Investor Permitted Transferees exceeding six (6) Tax Partners; or

(ii) with the prior approval of the General Partner, which approval may be given or withheld in the sole discretion of the General Partner (as applicable).

(b) Notwithstanding any provision hereof to the contrary (other than Section 5.4(e) below, which shall supersede this provision), without the prior consent of the General Partner and, in the case of (iii) below, the Lead Investors, no Transfer of an interest in the Partnership may be made to the extent such Transfer would:

(i) violate any federal, state and other applicable laws, including any federal, state and other securities laws applicable to the Partnership and the Units;

(ii) cause the Partnership to become subject to the registration requirements of the Investment Company Act, the Exchange Act or any other securities laws of any jurisdiction;

(iii) cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Section 469(k)(2) of the Code or Section 7704 of the Code or cause the Partnership to have more than one hundred (100) Tax Partners (after taking into account the 35 (thirty-five) Tax Partners allocated to the Lead Investors pursuant to Section 5.4(a)(i) hereof), and any Transfer in violation of this Section 5.4(b)(iii) shall be void ab initio;

(iv) require the registration of such Units pursuant to any applicable securities laws of any jurisdiction;

(v) violate any provision of this Agreement; or

(vi) cause (i) all or any portion of the assets of the Partnership (A) to constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or the applicable provisions of any Similar Law) of any existing or prospective Partner or (B) to be subject to the provisions of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law or (ii) the General Partner to become a fiduciary with respect to any existing or prospective Partner, pursuant to ERISA or the applicable provisions of any Similar Law or otherwise.

(c) The General Partner may, only with the prior written consent of each Lead Investor, for so long as such Lead Investor remains a Limited Partner, designate any Person to be the Substitute Partner of the General Partner and, following the receipt of such consent and upon such designation, such Person shall automatically be appointed and admitted as the General Partner of the Partnership, and simultaneously with such admission, the General Partner shall cease to be a general partner of the Partnership and the Substitute Partner who has been admitted as a general partner of the Partnership is hereby authorized to and shall continue the business of the Partnership without dissolution. Notwithstanding any provision to the contrary in this Agreement, the General Partner shall not cease to be a general partner of the Partnership following the assignment of all of its interests in the Partnership unless and until a Substitute Partner of the General Partner has been admitted as general partner of the Partnership.

(d) Any purported Transfer of Units or Partnership Interests other than in accordance with this Agreement shall be null and void ab initio, and the Partnership shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Units pursuant to any such Transfer.

(e) Subject to the final sentence of this Section 5.4(e), notwithstanding anything otherwise to the contrary in this Section 5.4, each Partner may Transfer Common Units in Exchange Transactions (including any Common Units received in an Incentive Unit Exchange on or prior to the date of such Exchange Transaction) pursuant to, and in accordance with, the Exchange Agreement; provided that in the case of any Partners other than a Lead Investor, such Exchange Transaction shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers) in its sole discretion. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Lead Investors, no such Transfer shall cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Section 469(k)(2) of the Code or Section 7704 of the Code or cause the Partnership to have more than one hundred (100) Tax Partners (after taking into account the 35 (thirty-five) Tax Partners allocated to the Lead Investors pursuant to Section 5.4(a)(i) hereof), and any Transfer in violation of this Section 5.4(e) shall be void ab initio.

(f) A holder of Common Units shall not Transfer Common Units to any transferee unless such holder also simultaneously transfers an equal number of such holder’s shares of Class B Common Stock to such transferee in compliance with the Exchange Agreement, this Agreement and the certificate of incorporation of the General Partner, and only to the extent such Transfer does not breach or violate, or cause any default under, this Agreement, the certificate of incorporation of the General Partner or the Exchange Agreement, it being understood that a Permitted Pledge shall be deemed not to breach or violate, or cause a default under, such agreements and certificates.

(g) Notwithstanding anything otherwise to the contrary in Section 5.4 each Incentive Limited Partner shall be entitled from and after one hundred eighty (180) days following the consummation of the date of the closing of the IPO (or, if earlier, at any time, as may be determined by the General Partner, if the General Partner determines, in its sole discretion, that there is an available exemption to the registration requirements of the Securities Act or other applicable law or a registration statement is then in effect with respect to such issuance and subsequent transfer by such Incentive Limited Partner), upon the terms and subject to the conditions hereof, to surrender Incentive Units that are Vested Units (such units, “Exchanged Incentive Units”) to the Partnership, in exchange for the delivery to such Incentive Limited Partner a number of Common Units that is equal to the product of the number of Exchanged Incentive Units surrendered multiplied by the Incentive Unit Exchange Rate (such exchange, an “Incentive Unit Exchange”), which newly issued Common Units may be exchanged in an Exchange Transaction pursuant to and in accordance with Section 5.4(e). Any such Incentive Unit Exchange shall be effected in compliance with such reasonable policies that the General Partner may adopt or promulgate from time to time in its sole discretion.

(h) The General Partner may in its sole discretion at any time and from time to time, without the consent of any Partner or other Person, (i) cause to be Transferred in an Exchange Transaction any and all Common Units (including Common Units received in an Incentive Unit Exchange), except for Common Units held by any Person that is a Lead Investor at the time in question and/or in which a Person that is a Lead Investor at the time in question has an indirect interest as set forth in the books and records of the Partnership or Lead Investor or (ii) cause to be Transferred in an Incentive Unit Exchange any and all Incentive Units; provided that any Transfer that affects the Common Units or Incentive Units held by a Person that is an employee of Medline Inc. or its subsidiaries or a Related Person of such employee, shall require the prior written consent of such employee for so long as he or she remains an employee of Medline Inc. or its subsidiaries. Any such determinations by the General Partner need not be uniform and may be made selectively among Partners, whether or not such Partners are similarly situated. In addition, the General Partner may, with the consent of each Lead Investor, for so long as such Lead Investor remains a Limited Partner, and the consent of Partners holding at least 80% of the outstanding Common Units, require all Partners to Transfer in an Exchange Transaction all Common Units held by them; provided that the prior written consent of each Lead Investor affected by any such proposed Transfer will be required.

(i) For purposes of this Section 5.4 and the definitions used herein, the term “Transfer” shall include any transfer of (or deemed transfer of) a Unit for U.S. federal income tax purposes, including as a result of a Partner that is a disregarded entity becoming a regarded entity for U.S. federal income tax purposes (or vice versa). For the avoidance of doubt, it is understood that a Permitted Pledge shall not be a Transfer and the bank or financial institution in respect of whom the Permitted Pledge is made shall not be treated as a transferee or entitled to any rights under this Agreement as a result of such Permitted Pledge.

Section 5.5. Subsidiary Distributions. If the Partnership distributes Securities of a Subsidiary to Partners, then the rights and obligations of Partners under this ARTICLE V shall apply, mutatis mutandis, to such Partners with respect to the Securities received in such distribution.

Section 5.6. Encumbrances. Except as otherwise provided herein, no Limited Partner or assignee of a Unit other than a Lead Investor may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void (it being understood that a Permitted Pledge shall be an Encumbrance that is in accordance with this Agreement).

Section 5.7. Further Restrictions. Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, with the written consent of the holder of such Units. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

ARTICLE VI

REPORTS TO PARTNERS; TAX MATTERS

Section 6.1. Books of Account. Appropriate books of account shall be kept by the Partnership, in accordance with generally accepted accounting principles, at the principal place of business of the Partnership, and the General Partner shall have access to all books, records and accounts of the Partnership and the right to make copies thereof for any purpose reasonably related to the Partnership or its interest in the Partnership. Each Limited Partner hereby waives any and all rights that, absent this Agreement, such Limited Partner would otherwise have under Section 17-305 of the Act.

(a) All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the General Partner and shall be conclusive and binding on all Limited Partners, their successors, heirs, estates or legal representatives and any other Person, and to the fullest extent permitted by law no such Person shall have the right to an accounting or an appraisal of the assets of the Partnership or any successor thereto, including in any sale transaction or other merger, consolidation, recapitalization or other reorganization.

(b) Subject to any other rights to information to which Limited Partners may be contractually entitled, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Limited Partner. With respect to any schedules, annexes or exhibits to this Agreement, each Partner (other than the General Partner) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Limited Partner and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Limited Partner (other than the General Partner).

Section 6.2. Fiscal Year. The fiscal year of the Partnership shall end on December 31 of each calendar year unless otherwise determined by the General Partner in accordance with Section  706 of the Code.

Section 6.3. Certain Tax Matters.

(a) The General Partner shall cause Medline Industries (and/or its (or its subsidiaries’) employees and/or agents) to (i) prepare all federal, state and local tax returns of the Partnership for each year for which such returns are required to be filed, (ii) timely file, or cause to be timely filed, such returns, and (iii) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Partnership will deliver to each Partner who is or was a Partner during the applicable Tax period the following information: (i) at least twenty (20) days prior to each of April 15, June 15, September 15 and December 15, estimates of net taxable income for the current taxable year of the Partnership through the end of the month prior to the applicable estimated tax payment date for such taxable quarter, with an updated estimate for such taxable year to be delivered within 45 days after the end of the Partnership’s taxable year-end and an additional updated estimate within 90 days after the end of the Partnership’s taxable year-end (which, in each case, shall use commercially reasonable efforts to include the separate allocation of effectively connected income, unrelated business taxable income, and all other separately stated items), and (ii) within 150 days after the Partnership’s taxable year-end, a final Schedule K-1 for such taxable year, along with copies of all other federal, state and local income tax returns or reports filed by the Partnership or its Subsidiaries for such year as may be required as a result of the operations of the Partnership or its Subsidiaries (which, in each case, shall include the separate allocation of effectively connected income, unrelated business taxable income, and all other separately stated items), a schedule of book-tax differences for the immediately preceding tax year, and such other tax information as shall be reasonably necessary for the preparation by the Limited Partners (or their direct or indirect owners, as applicable) of their federal, state and local income tax returns and other tax information reporting. The Partnership shall bear the cost of preparing and filing its tax returns, but shall not bear any additional costs related primarily to any specified Limited Partner. Subject to Section 6.3(b), the General Partner may cause the Partnership to make or refrain from making any and all elections permitted by applicable tax law and may make all other tax decisions and determinations relating to U.S. federal, state or local tax matters of the Partnership, in each case at the expense of the Partnership. Each Limited Partner agrees not to, except as otherwise required by applicable law or regulatory requirements, (i) treat, on such Limited Partner’s individual income tax returns, any item of income, gain, loss, deduction or credit relating to such Limited Partner’s interest in the Partnership in a manner inconsistent with the treatment of such item by the Partnership as reflected on the Schedule K-1 or other information statement furnished by the Partnership to such Partner for use in preparing such Limited Partner’s income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Partnership, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Partnership, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Partnership Representative or the Designated Individual shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and all Limited Partners except to the extent a Limited Partner shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Partnership Representative or the Designated Individual in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Partnership and (C) no Limited Partner shall have the right to (1) participate in the audit of any Partnership tax return, or (2) participate in any administrative or judicial proceedings conducted by the Partnership, the Partnership Representative or the Designated Individual (as applicable) arising out of or in connection with any such audit.

(b) The Partnership intends to be classified and treated as a partnership for United States federal income tax purposes. In connection therewith, the General Partner and the Limited Partners hereby consent to the making of any elections pursuant to Treasury Regulations Section 301.7701-3 consistent with such treatment and agree not to revoke such elections except as permitted by the terms of this Agreement.

(c) The Partnership and each Limited Partner hereby designates the General Partner to act as or cause the Partnership to appoint a “partnership representative” within the meaning of Section 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015) of the Partnership (the “Partnership Representative”) and a “designated individual” within the meaning of Treasury Regulation Section 301.6223-1(b) (a “Designated Individual”). The Partnership Representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6231 of the Code with respect to the Partnership. To the fullest extent permitted by applicable law, each Limited Partner agrees to indemnify and hold harmless the Partnership and all other Limited Partners from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from any breach or violation by such Limited Partner of the provisions of Section 6.3(a) and Section 6.3(b) and from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and disbursements, incident to any such breach or violation. For the avoidance of doubt, the provisions relating to liability and indemnification of Limited Partners set forth in ARTICLE VII of this Agreement shall be fully applicable to the Partnership Representative and the Designated Individual, each in its capacity as such.

(d) If the Partnership pays an imputed underpayment pursuant to the Code, to the extent possible, the portion thereof attributable to a Limited Partner shall be treated as a withholding tax with respect to such Limited Partner under Section 4.4(e). To the extent that such portion of an imputed underpayment cannot be withheld from a current distribution, the Limited Partner (or former Limited Partner) shall be liable to the Partnership for the amount that cannot be so offset in accordance with Section 4.4(e). Pursuant to the terms of Section 6.3(a), the Partnership may, in the reasonable discretion of the General Partner, elect the “alternative procedure” set forth in the Code or make an election under Section 6226 of the Code instead of paying an imputed underpayment.

(e) The General Partner shall cause the Partnership to have in effect (and to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes) an election, pursuant to Section 754 of the Code, to adjust the tax basis of partnership properties, for the taxable year that includes the date of the IPO and for each taxable year in which an Exchange Transaction occurs.

ARTICLE VII

LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE

Section 7.1. Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Partnership and its Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership and its Subsidiaries, and no Covered Person shall be obligated personally for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Partnership and its Subsidiaries solely by reason of being a Covered Person.

Section 7.2. Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Partnership, the General Partner, any Limited Partner or any other Person bound by this Agreement for any loss or liability arising out of any act or omission on behalf of the Partnership taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct. To the fullest extent permitted by law, no Covered Person shall be required to consider the interests of, or have any duty stated or implied by law or equity (including any fiduciary duty) to any other Covered Person by virtue of owning any interest in the Partnership or being the General Partner or a Limited Partner. Furthermore, each of the Limited Partners, the General Partner and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law and, in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other, to the Partnership and its Subsidiaries, and to the Partners are only as expressly set forth in this Agreement and the exculpation and indemnification provisions of this Agreement do not restore or create, whether in contract or otherwise, any fiduciary duties. Notwithstanding the foregoing, (i) the foregoing shall not release any Covered Person who is an employee of the Partnership or its Subsidiaries from any obligation or duties that such Covered Person may have in their capacity as an employee of the Partnership or its Subsidiaries or pursuant to any other agreement that such Covered Person may have with the Partnership and the Subsidiaries and (ii) the foregoing shall not eliminate the obligation of each such Person to act in compliance with the express terms of this Agreement or the obligation of the parties hereto to act in accordance with the implied contractual covenant of good faith and fair dealing imposed under Delaware law. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Limited Partners and the General Partner and each other Person bound by this Agreement to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Partnership, the Partners, any other Covered Person or any other Person bound by this Agreement for such Covered Person’s good faith reliance on the provisions of this Agreement. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

Section 7.3. Exculpation. To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Partnership, its Subsidiaries, the General Partner, any Limited Partner or any other Person bound by this Agreement for any Claims and Expenses arising out of any act or omission of such Covered Person on behalf of the Partnership or its Subsidiaries to the extent that such act or omission did not constitute Disabling Conduct. A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership or its Subsidiaries and upon such information, opinions, reports or statements presented to the Partnership or its Subsidiaries by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership or its Subsidiaries, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Limited Partners might properly be paid.

Section 7.4. Indemnification. To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, claims, damages, fines, costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement), and any taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Partnership), of any kind or nature whatsoever (collectively, “Expenses”) arising from all any and all claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise) (collectively, “Claims”) which may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this Agreement, the Partnership or the management or administration of the Partnership or in connection with the business or affairs of the Partnership or the activities of such Covered Person on behalf of the Partnership or the direct or indirect ownership of Units or other interests of the Partnership; provided, that a Covered Person shall not be entitled to indemnification hereunder for (i) any Claims (or Expenses relating thereto), except counterclaims (and Expenses relating thereto) that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct or (ii) any Claims (or Expenses relating thereto) that are brought by such Covered Person against the Partnership or any of its Subsidiaries or another Covered Person (other than counterclaims (or Expenses related thereto) brought by a counterclaimant in response thereto).

Section 7.5. Advancement of Expenses. To the fullest extent permitted by applicable law, the Partnership shall pay the reasonable and documented out-of-pocket expenses (including reasonable and documented legal fees and out-of-pocket expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding, including for material breach or violation of this Agreement (other than a direct claim, demand, action, suit or proceeding brought by the Partnership against any Other Partner or a counterclaim in response to a direct claim, demand, action, suit or proceeding brought by a Covered Person against the Partnership or any of its Subsidiaries or another Covered Person) as such reasonable and documented out-of-pocket expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Partnership or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 7.4.

Section 7.6. Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Partnership, give written notice to the General Partner of the commencement of such proceeding, provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Partnership of its obligations under Section 7.4 and Section 7.5, except to the extent that the Partnership is prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Partnership), after the Partnership has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Partnership will be entitled to assume the defense of such proceeding; provided, that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense and (ii) if the Covered Person shall give notice to the Partnership that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person shall have the right to control (at its own expense and with counsel reasonably satisfactory to the Partnership) the defense of such specific claims with respect to the Covered Person (but not with respect to the Partnership, the General Partner or any other Limited Partner); and provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Partnership to pay any amounts under Section 7.4 without the prior written consent of the Partnership, such consent not to be unreasonably withheld. After notice from the Partnership to such Covered Person acknowledging the Partnership’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Partnership will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Partnership will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.

Section 7.7. Insurance. The Partnership may, or may cause an Affiliate to, purchase and maintain directors and officers insurance, at its expense, for the benefit of the General Partner and officers of the Partnership, providing coverage in such scope and subject to such limits as the General Partner determines, in its discretion, is appropriate.

Section 7.8. Indemnitor of First Resort. Without limiting the foregoing, the Partnership, the General Partner and each Limited Partner hereby acknowledges that one or more of the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliated Institution. The Partnership, the General Partner and each Limited Partner hereby agrees that, with respect to any such Covered Persons, the Partnership (i) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the applicable Covered Person under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any Covered Person may have against such Covered Person’s Affiliated Institution, and (iii) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by an Affiliated Institution on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Partnership shall affect the foregoing and any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Covered Person against the Partnership. The Partnership, the General Partner and each Limited Partner agree that each Affiliated Institution is an express third party beneficiary of the terms of this Section  7.8.

Section 7.9. No Appraisal; Release. Each of the Other Partners hereby (i) acknowledges and agrees that the number of Units recorded in the Unit Register as being held by such Other Partner are all of the Units that such Other Partner is entitled to pursuant to any subscription agreement, grant agreement or otherwise, (ii) waives any appraisal rights that such Partner may have under the Act with respect to any transaction involving the Partnership or any of its Subsidiaries that is approved by the General Partner, (iii) agrees not to demand or exercise appraisal or dissenters rights under any applicable law with respect to such transaction in the event that appraisal rights are available with respect to such transaction and (iv) acknowledges and agrees that, upon the receipt and acceptance of any distribution made to such Other Partner pursuant to Section 4.5, such Other Partner shall release the Partnership, its Subsidiaries and any Covered Persons from any claim, demands, actions, proceedings, damages, losses or liabilities of any kind whatsoever that such Other Partner may have or may have had under this Agreement arising out of or attributable to the distribution (including the accuracy or sufficiency thereof) to such Other Partner.

Section 7.10. Non-Exclusivity of Rights. The provisions of this ARTICLE VII shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this ARTICLE VII shall be deemed to be a contract between the Partnership and each Person entitled to indemnification under this ARTICLE VII (or legal representative thereof) who serves in such capacity at any time while this ARTICLE VII and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this ARTICLE VII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification and advancement provided in this ARTICLE VII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any Person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of and advancement to any person whom the Partnership is obligated to indemnify or advance expenses pursuant to Section 7.4 and Section  7.5 shall be made to the fullest extent permitted by law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement or any mandatory provision of the Act, the applicable provision of the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 8.2. Successors and Assigns. Each Partner shall be permitted to assign its rights under this Agreement in connection with any Transfer of its Units in accordance with Section 5.4 of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs and personal representatives; provided that, to the fullest extent permitted by law, no Person claiming by, through or under the General Partner or a Limited Partner (whether such Person’s heir, personal representative or otherwise), as distinct from the General Partner or such Limited Partner itself, shall have any rights as, or in respect to, the General Partner or such Limited Partner (including the right to approve or vote on any matter or to notice thereof).

Section 8.3. Confidentiality. By executing this Agreement, each Limited Partner expressly agrees, at all times during the term of the Partnership and thereafter and whether or not at the time a partner of the Partnership, to maintain the confidentiality of, and not to disclose to any Person other than the Partnership, the General Partner, a Limited Partner or any of their respective Affiliates, a Person designated by the Partnership or any of their respective partners, officers, directors, managers, members, employees, financial planners, accountants, attorneys or other advisors or representatives (each of whom must be subject to obligations of confidentiality with respect to the information so disclosed), any information relating to the business, financial results or clients of the Partnership or any of its Subsidiaries other than, in each case, information that (a) is already in the disclosing party’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any Person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the disclosing party or such party’s representatives in breach of this Agreement, and (c) is or becomes available to the disclosing party on a non-confidential basis from a source other than any of the parties hereto or any of their respective representatives (provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any Person). Notwithstanding the foregoing, (i) nothing in this Section 8.3 shall prevent any Partner from disclosing confidential information (1) upon the order of any court or administrative agency, (2) upon the request or demand of any regulatory agency or authority having or claiming jurisdiction over such party or any of its properties or assets, (3) to the extent otherwise required by law or regulation, or (4) to the extent necessary in connection with the exercise of any remedy hereunder, or (5) to such party’s representatives that such party determines in good faith need to know such information and are subject to obligations of confidentiality with respect to such confidential information; provided, that, in the case of clause (1) or (3), the disclosing party shall notify the Partnership and any Partners to whom such confidential information relates of the proposed disclosure as far in advance of such disclosure as practicable and permitted by law, and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available; and (ii) the Partnership, the General Partner and the Limited Partners agree that the Blackstone Limited Partner, the Carlyle Limited Partner, the H&F Limited Partner, and, without limiting the Covenantors’ obligations under the respective Noncompete Agreements, the Family Limited Partner, and any of their respective Subsequent Transferees may disclose any such information (subject to obligations of confidentiality with respect to the information so disclosed) (i) to their Affiliates and any of their respective partners, officers, directors, managers, members, employees, financial planners, accountants, attorneys or other advisors or representatives, (ii) as part of such Limited Partner’s, its Subsequent Transferee’s or any of their respective Affiliates’ ordinary course of business, including normal reporting, rating or review procedures (including normal credit rating and pricing process) or in connection with such Limited Partner’s, its Subsequent Transferee’s or any of their respective Affiliates’ normal fund raising, marketing, informational or reporting activities at a customary level of detail and (iii) to any prospective transferee of such Limited Partner or its Subsequent Transferee permitted pursuant to the terms of this Agreement as long as such prospective transferee agrees to be bound by a confidentiality agreement or similar written obligation for the benefit of the Partnership.

Section 8.4. Investment Representations of Limited Partners(a) . Each Limited Partner, severally and not jointly, hereby represents and warrants to and acknowledges with the Partnership that: (i) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto; (ii) such Limited Partner is not acquiring interests in the Partnership with a view to, or for resale in connection with, any distribution of any Securities of the Partnership to the public or public offering thereof; (iii) the interests in the Partnership have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws (or there is an exemption therefrom) and the provisions of this Agreement have been complied with; (iv) such Limited Partner is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (v) this Agreement has been duly and validly executed and delivered by such Limited Partner and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of such Limited Partner, enforceable against such Limited Partner in accordance with their terms, except as such enforceability limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); and (vi) neither the execution and delivery of this Agreement by such Limited Partner nor the consummation by such Limited Partner of the transactions contemplated hereby or thereby nor compliance by such Limited Partner with any of the provisions hereof or thereof shall (1) conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents) or (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance, lien, mortgage, pledge or transfer restriction on any property or asset of such Limited Partner pursuant to any contract, agreement, understanding or other arrangement to which such Limited Partner is a party or by which such Limited Partner or any property or asset of such Limited Partner is bound or affected; and (vii) if such Limited Partner is a married individual, such party has delivered to the Partnership a Spousal Consent duly executed by such individual’s spouse and such Spousal Consent is in full force and effect with respect to such individual’s spouse.

Section 8.5. Amendments. The General Partner may, in its sole discretion and to the fullest extent allowable under Delaware law, amend, waive or otherwise modify (whether by merger, operation of law or otherwise) this Agreement without the consent or approval of the Limited Partners or any other Person, including such amendments, supplements, waivers or modifications to (i) admit Substitute Partners and Additional Partners in accordance with this Agreement, (ii) create, authorize and issue Additional Securities in accordance with Sections 2.9(c) and (d) of this Agreement or Unit combinations or subdivisions pursuant to Section 2.9 hereof, (iii) update the Unit Register in accordance with this Agreement, (iv) change the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership, (v) address changes in U.S. federal income tax regulations, legislation or interpretation, (vi) change the fiscal year or taxable year of the Partnership and to implement any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership, (vii) to effect the combination, subdivision and/or reclassification of outstanding Units to give economic effect to equity investments in the Partnership by the General Partner that are not accompanied by the issuance by the Partnership to the General Partner of additional Units, and (viii) take any action necessary and related to clauses (i) through (vii), except that (A) this Agreement may not be amended, waived or modified so as to materially and adversely discriminate among Limited Partners of the same class of Units without the approval of the Limited Partners holding a majority of the outstanding Units so discriminated against within such class, (B) this Agreement may not be amended, waived or modified (whether by merger, operation of law or otherwise) in a manner that is adverse to any Lead Investor without the consent of such Lead Investor, for so long as such Lead Investor remains a Limited Partner; provided, that, it is agreed among the parties hereto that any modifications to provisions relating to the replacement of the General Partner as general partner of the Partnership or the appointment of a replacement general partner of the Partnership, the fiduciary duties of the Partners or any Affiliated Person, corporate opportunities or similar waivers, any consent or consultation rights (including in respect of the amendment / waiver provisions in this Agreement), information/access, indemnification or expense reimbursement rights, and modifications to any provision that would subject a Limited Partner to any capital contribution or funding obligations or increase the duration of the restrictions on transfers by such Person or to the Transfer Protections or the Information Protections shall be considered an adverse modification requiring each such Person’s consent; (C) this Agreement may not be amended, waived or modified in any manner that would cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Section 469(k)(2) of the Code or Section 7704 of the Code or cause the Partnership to have more than one hundred (100) Tax Partners (after taking into account the 35 (thirty-five) Tax Partners allocated to the Lead Investors pursuant to Section 5.4(a)(i) hereof), without the prior written consent of the Lead Investors, and any such amendment, waiver or modification made to this Agreement without the consent of the Lead Investors shall be void ab initio; and (D) an amendment, waiver or modification to this Agreement that has a material and disproportionately adverse effect on the rights of one class of Units compared to the rights of another class of Units must be approved by the Limited Partners holding a majority of the outstanding Units the rights of which are so adversely affected.

Section 8.6. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by electronic mail to the Partnership and the General Partner at the addresses set forth below and to any other recipient at the address indicated on the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder if (i) delivered personally, when delivered at the address specified in this Section 8.6 or (ii) sent by electronic mail, on the first business day after when such electronic mail is sent to the e-mail address specified in this Section 8.6.

If to the Partnership:

Medline Holdings, LP

c/o Medline Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention:  Alexander M. Liberman, Chief Legal Officer

Email:    [email address]

If to the General Partner:

Medline Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention:  Alexander M. Liberman, Chief Legal Officer

Email:    [email address]

If to any Other Partner, to the address set forth on the Unit Register.

Section 8.7. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts (including counterparts transmitted electronically in portable document format (pdf), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) with the same effect as if the signatures to each counterpart were upon a single instrument, all of which will be an original and together shall constitute a single instrument. The parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 8.8. Power of Attorney. Each Limited Partner irrevocably appoints the General Partner as such Limited Partner’s true and lawful representative and attorney-in-fact, each acting alone (or through the designation to an Officer of the Partnership), in such Limited Partner’s name, place and stead, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Partnership. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Partnership of any Limited Partner for any reason and shall survive and shall not be affected by the disability or incapacity of such Limited Partner. This Section 8.8 shall not apply to the Blackstone Limited Partner, the Carlyle Limited Partner or the H&F Limited Partner.

Section 8.9. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 8.10. EXCLUSIVE JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO AGREES THAT ANY DISPUTE BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OR OMISSIONS OF ANY PARTY HERETO RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN AND MUST BE BROUGHT IN THE DELAWARE COURT OF CHANCERY (OR, IF SUCH COURT DOES NOT POSSESS OR REFUSES TO ACCEPT JURISDICTION, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY COURT OF THE STATE OF NEW YORK

LOCATED IN NEW YORK COUNTY OR, IN THE CASE OF CLAIMS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND IN THE CASE OF APPEALS IN THE COURTS IN WHICH APPEALS FROM SUCH COURTS ARE TO BE HEARD)). EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY OBJECTION THEY MAY HAVE CONCERNING THE VENUE OR CONVENIENCE OF SUCH FORUM. NOTWITHSTANDING THE FOREGOING, HOWEVER, ANY PARTY MAY COMMENCE ANY ACTION OR PROCEEDING TO ENFORCE ANY JUDGMENT OBTAINED AGAINST ANOTHER PARTY IN COMPLIANCE WITH THE FOREGOING PROVISIONS IN ANY APPROPRIATE JURISDICTION OR COURT. TO THE FULLEST EXTENT PERMITTED BY LAW, SERVICE OF PROCESS MAY BE MADE ON ANY PARTY HERETO BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE U.S. POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE MADE PURSUANT TO THE ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

Section 8.11. Entire Agreement. This Agreement, including the Schedules hereto, the Exchange Agreement, and the other documents and agreements referred to herein or therein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.12. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 8.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to ARTICLE VII hereof). Except for the applicable provisions of ARTICLE VII, which shall be enforceable by a Covered Person and/or an Affiliated Institution, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

MEDLINE INC.

By:	/s/ Alexander M. Liberman
Name:	Alexander M. Liberman
Title:	Chief Legal Officer

BLACKSTONE INVESTOR:

BCP MOZART AGGREGATOR L.P.

By: BCP 8 Holdings Mozart Manager L.L.C., its general partner By: BMA VIII, L.L.C., its managing member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Senior Managing Director and Chief Operating Officer of Global Finance

CARLYLE INVESTOR:

CP CIRCLE HOLDINGS, L.P.

By: TC Group VII S1, L.P., its general partner By: TC Group VII S1, L.L.C., its general partne

By:	/s/ Robert Rosen
Name:	Robert Rosen
Title:	Vice President

H&F INVESTOR:

MEND INVESTMENT HOLDINGS I, L.P.

By: Mend Investment Holdings GP, LLC, its general partner

By:	/s/ Jacob Best
Name:	Jacob Best
Title:	Vice President

MILLS FAMILY INVESTORS:

MOZART HOLDCO, INC.

By:	/s/ James D. Abrams
Name:	James D. Abrams
Title:	Secretary/Treasurer

AJM 2018 GENERATIONS TRUST

By:	/s/ Stuart J. Schneider
Name:	Stuart J. Schneider
Title:	Co-Trustee

BAKER FAMILY ENDOWMENT TRUST

By:	/s/ Samuel B. Barnett
Name:	Samuel B. Barnett
Title:	Trustee

BARNETT GENERATIONS TRUST

By:	/s/ Samuel B. Barnett
Name:	Samuel B. Barnett
Title:	Trustee

CHARLES N. MILLS GIFT TRUST

By:	/s/ William J. Abrams
Name:	William J. Abrams
Title:	Co-Trustee

TRUST K UNDER THE WDA 2018 TRUST AGREEMENT

By:	/s/ William J. Abrams
Name:	William J. Abrams
Title:	Co-Trustee

MANAGEMENT INVESTOR:

MEDLINE MANAGEMENT AGGREGATOR LLC

By: Medline Holdings, LP, its managing member

By:	/s/ Alexander M. Liberman
Name:	Alexander M. Liberman
Title:	Chief Legal Officer

Exhibit A

Form of Spousal Consent

I,      , the undersigned spouse of      (the “Equityholder”), hereby acknowledge that I am aware that the Second Amended and Restated Limited Partnership Agreement of Medline Holdings, LP, dated as of [    ], [  ] (the “LP Agreement”), to which the Equityholder is a Limited Partner (as defined therein), imposes certain obligations and restrictions on my spouse’s Units (as defined in the LP Agreement). I agree that my spouse’s interest in the Units is subject to the LP Agreement and any interest I may have in such Units shall also be irrevocably bound by the LP Agreement and the agreements to be entered into in connection therewith and, further, that my community property interest in the Units shall be similarly bound by the LP Agreement.

I am aware that the legal, financial and other matters contained in the LP Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the LP Agreement that I hereby waive such right.

Accordingly, the undersigned has executed and delivered this Spousal Consent as of the  day of    , 20 .

Signature of Spouse
Print Name of Spouse

Address of Spouse
Email of Spouse

A-1